Exhibit 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT OVERVIEW

Fiscal 2013 was a year of change for the Company. The Company initiated a review of strategic alternatives in July 2012. In the fourth quarter of fiscal 2013, the Company announced it had entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) for the sale of its wholly owned subsidiary New Albertsons, Inc. (“NAI”), resulting in the sale of the Albertsons, Acme, Jewel-Osco, Shaw’s and Star Market stores and related Osco and Sav-on in-store pharmacies (collectively, the “NAI Banners”), to AB Acquisition, LLC, (“AB Acquisition”), an affiliate of a Cerberus Capital Management, L.P. (“Cerberus”)-led consortium which also includes Kimco Realty, Klaff Realty LP, Lubert-Adler Partners and Schottenstein Real Estate Group (the “NAI Banner Sale”). The NAI Banner Sale closed on March 21, 2013 marking a significant milestone for the 140-year old company.

As a result, SUPERVALU enters fiscal 2014 as a more focused wholesale and retail grocery business having achieved revenues of more than $17 billion in fiscal 2013 on a continuing operations basis. The Company appointed a new leadership team, including new president and chief executive officer, Sam Duncan, and non-executive chairman, Robert Miller. This new executive team is implementing a decentralized operating model focused on simplifying operations and placing more authority and accountability at the retail banner and Independent Business region level.

Going forward, the Company consists of three primary businesses: Independent Business, Save-A-Lot and Retail Food. Independent Business, which serves as the primary supplier to nearly 1,900 of stores operated by independent retailers, will be the Company’s largest reportable segment in terms of sales. Save-A-Lot continues to be the Company’s market-leading hard discount format with more than 1,300 stores and considerable opportunities for growth. With more than 900 of its stores owned and operated by independent licensees, Save-A-Lot has a unique business proposition that includes growth opportunities for both corporate and licensee owned locations. The Company’s Retail Food segment, although smaller following the NAI Banner Sale, has 191 established, traditional grocery stores spread across five regional banners.

The Company remains committed to growing its quality, private label products and expanding its largest brand offering, Essential Everyday, to fuel growth. Last year, the Company introduced approximately 360 new products across its private brand portfolio, as well as introduced Essential Everyday as the primary private brand serving the Company’s 1,900 independent retail stores. These products help differentiate the Company from its competition while providing important value offerings to customers. Private brands will continue to be an emphasis for the Company in fiscal 2014.

Longer-term, the Company has plans to increase sales and operating cash flow, improve its balance sheet, and generate returns for its stockholders.

Fiscal 2014 will be a transition year for the Company, as it transitions through the NAI Banner Sale. This transition is expected to affect results for continuing operations as the Company implements a new decentralized business model under the guidance of new senior management. The Company will continue to be challenged by the slow rate of economic improvement and historically low levels of consumer confidence as it seeks to reverse negative same store sales trends. Management expects that consumer spending will continue to be pressured by the overall economic environment and that operating results for the Company will be impacted as consumers continue to seek greater value offerings in a highly competitive and price-sensitive marketplace.

In connection with the Stock Purchase Agreement, the Company has entered into various agreements with regard to on-going operations, including a Transition Services Agreement with each of NAI and Albertson’s LLC and operating and supply agreements. The initial terms of these arrangements vary from 12 months to 5 years, are generally subject to renewal upon mutual agreement by the parties thereto and also include termination provisions that can be exercised by each party.

In addition, on March 26, 2013, the Company announced plans to reduce its national workforce by an estimated 1,100 positions, including current positions and open jobs. These reductions will predominantly occur during the Company’s first and second quarter of fiscal 2014.

RESULTS OF OPERATIONS

The following discussion summarizes operating results in fiscal 2013 compared to fiscal 2012 and for fiscal 2012 compared to fiscal 2011. As a result of the NAI Banner Sale, the Company has classified the operations attributable to NAI as discontinued operations for all fiscal years presented. Except where such discontinued operations are specifically mentioned, the following discussion and analysis of the Company’s financial condition, changes in financial condition and results of operations are presented on a continuing basis only, including for past fiscal years. Refer to Note 15—Discontinued Operations and Divestitures in the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for further discussion.

(In millions, except per share data)	February 23, 2013 (52 weeks)		February 25, 2012 (52 weeks)		February 26, 2011 (52 weeks)
Net sales	$17,097	100.0%	$17,336	100.0%	$17,357	100.0%
Cost of sales	14,803	86.6	14,926	86.1	14,957	86.2

Gross profit	2,294	13.4	2,410	13.9	2,400	13.8
Selling and administrative expenses	2,445	14.3	2,222	12.8	2,320	13.4
Goodwill and intangible asset impairment charges	6	0.0	92	0.5	110	0.6

Operating earnings (loss)	(157)	(0.9)	96	0.6	(30)	(0.2)
Interest expense, net	269	1.6	247	1.4	230	1.3

Loss from continuing operations before income taxes	(426)	(2.5)	(151)	(0.9)	(260)	(1.5)
Income tax benefit	(163)	(1.0)	(41)	(0.2)	(60)	(0.3)

Net loss from continuing operations	(263)	(1.5)	(110)	(0.6)	(200)	(1.2)
Loss from discontinued operations, net of tax	(1,203)	(7.0)	(930)	(5.4)	(1,310)	(7.5)

Net loss	$(1,466)	(8.6)%	$(1,040)	(6.0)%	$(1,510)	(8.7)%

Basic and diluted net loss per common share:
Continuing operations	$(1.24)		$(0.52)		$(0.94)
Discontinued operations	(5.67)		(4.39)		(6.19)

Basic and diluted net loss per common share	$(6.91)		$(4.91)		$(7.13)

Comparison of fiscal 2013 ended February 23, 2013 and fiscal 2012 ended February 25, 2012:

Summary

Consolidated Net sales for fiscal 2013 were $17,097, compared with $17,336 last year. Net loss from continuing operations for fiscal 2013 was $263, or $1.24 loss per basic and diluted share, compared with Net loss from continuing operations of $110, or $0.52 loss per basic and diluted share last year.

Consolidated results for fiscal 2013 include net charges of $303 before tax ($187 after tax, or $0.88 per diluted share), comprised of non-cash property, plant and equipment impairment charges of $227 before tax ($140 after tax, or $0.66 per diluted share), employee-related expenses, primarily severance and labor buyout costs of $36 before tax ($23 after tax, or $0.10 per diluted share), store closure costs of $22 before tax ($13 after tax, or $0.06 per diluted share), write-off of unamortized financing costs of $22 before tax ($14 after tax, or $0.07 per diluted share) and intangible asset impairment charges of $6 before tax ($3 after tax, or $0.02 per diluted share) which were partially offset by a cash settlement received from credit card companies of $10 before tax ($6 after tax, or $0.03 per diluted share).

During fiscal 2013, the Company added 69 new stores through new store development, and closed 70 stores, including planned dispositions, all of which were Save-A-Lot stores. Total retail square footage as of the end of fiscal 2013 was approximately 17.4 million, a decrease of approximately 0.9 percent from the end of fiscal 2012. Total retail square footage, excluding actual and planned store dispositions, decreased 0.9 percent from the end of fiscal 2012.

Net Sales

Net sales for fiscal 2013 were $17,097, compared with $17,336 last year. Retail Food net sales were 27.7 percent of Net sales, Save-A-Lot net sales were 24.5 percent of Net sales for fiscal 2013 and Independent Business net sales were 47.8 percent of Net sales, compared with 28.4 percent, 24.3 percent and 47.3 percent, respectively, last year.

Retail Food net sales for fiscal 2013 were $4,736, compared with $4,921 last year, a decrease of $185, or 3.8 percent. The decrease is primarily due to negative identical store sales of 2.4 percent or $117 (defined as stores operating for four full quarters, including store expansions and excluding planned store dispositions) and impacts from decreased fuel sales due to the divestiture of ten fuel centers and planned store dispositions. Retail Food negative identical store sales performance was primarily a result of continued price-focused competitive activity and the challenging economic environment. During fiscal 2013, customer counts declined approximately 1.9 percent while average basket size decreased approximately 0.5 percent driven by moderate levels of inflation and fewer items per customer.

Save-A-Lot net sales for fiscal 2013 were $4,195, compared with $4,221 last year, a decrease of $26, or 0.6 percent. The decrease is primarily due to $120 related to negative network identical store sales of 3.3 percent (defined as net sales from Company-owned stores and sales to licensee stores operating for four full quarters, including store expansions and excluding planned store dispositions) and $111 due to store dispositions, partially offset by an increase of $205 in sales due to new store openings.

Independent Business net sales for fiscal 2013 were $8,166, compared with $8,194 last year, a decrease of $28 or 0.3 percent. The decrease is primarily due to lower like sales to existing customers offset in part by increased sales from net new business.

Gross Profit

Gross profit for fiscal 2013 was $2,294, compared with $2,410 last year, a decrease of $116 or 4.8 percent. The decrease in Gross profit dollars is primarily due to a $39 decline in the Company’s sales volume and declines in gross margin rates within certain of the Company’s business segments. Gross profit, as a percent of Net sales, was 13.4 percent for fiscal 2013 compared with 13.9 percent last year.

Retail Food gross profit as a percent of Retail Food Net sales was 26.7 percent for fiscal 2013 compared with 26.3 percent last year. The 40 basis point increase in Retail Food gross profit rate is primarily due to higher margins on generic prescriptions, lower LIFO charge and lower employee-related costs.

Save-A-Lot gross profit as a percent of Save-A-Lot Net sales was 15.9 percent for fiscal 2013 compared with 17.1 percent last year. The 120 basis point decrease in Save-A-Lot gross profit rate is primarily due to a 100 basis point impact from competitive price investment with the remaining decrease primarily due to higher advertising costs.

Independent Business gross profit as a percent of Independent Business Net sales was 4.5 percent for fiscal 2013 compared to 4.8 percent last year. The 30 basis point decline in Independent Business gross profit is primarily due to a 50 basis point impact from gross margin investment and change in business mix offset in part by a 20 basis point benefit from a lower LIFO charge and lower employee-related expenses.

Selling and Administrative Expenses

Selling and administrative expenses for fiscal 2013 were $2,445, compared with $2,222 last year, an increase of $223 or 10.0 percent. Included in Selling and administrative expenses is a net $275 charge including non-cash property, plant and equipment impairment charges of $227 predominantly related to abandoned software projects. In addition, Selling and administrative costs included employee-related expenses, comprised primarily of severance and labor buyout costs of $36 and store closure and exit costs of $22, partially offset by a cash settlement received from credit card companies of $10. Excluding these items, the remaining reduction in Selling and administrative expenses is primarily due to lower sales volume.

Selling and administrative expenses for fiscal 2013 were 14.3 percent of Net sales compared to 12.8 percent of Net sales last year. When adjusted for the above items, Selling and administrative expenses for fiscal 2013 were 12.7 percent of Net sales, compared to 12.8 percent of Net sales last year.

Goodwill and Intangible Asset Impairment Charges

The Company applies a fair value based impairment test to the net book value of goodwill and intangible assets with indefinite useful lives on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

During fiscal 2013, the Company performed reviews of goodwill and intangible assets with indefinite useful lives for impairment, which indicated that the carrying value of Independent Business’s intangible assets with indefinite useful lives exceeded their estimated fair values. In fiscal 2013, the Company recorded a non-cash intangible asset impairment charge of $6 in the Independent Business segment. The Company recorded a non-cash goodwill impairment charge of $92 for fiscal 2012.

Operating Loss

The operating loss from continuing operations for fiscal 2013 was $157 compared with operating earnings of $96 last year. The operating loss from continuing operations for fiscal 2013, includes non-cash property, plant and equipment impairment charges of $227, employee-related expenses, primarily severance and labor buyout costs of $36, store closure costs of $22 and net lower goodwill and intangible asset impairment charges of $86 from fiscal 2012, partially offset by a cash settlement received from credit card companies of $10 before tax. In addition, excluding the above items operating earnings were primarily impacted by unfavorable Gross profit in the Save-A-Lot and Independent Business segments.

Retail Food operating loss for fiscal 2013 was $160 or negative 3.4 percent of Retail Food net sales compared with an operating loss of $36 or negative 0.7 percent of Retail Food net sales last year, an increase in the operating loss of $124. For fiscal 2013 Retail Food operating loss from continuing operations includes non-cash property, plant and equipment impairment charges of $203 and severance costs of $9, partially offset by a cash settlement received from credit card companies of $10. For fiscal 2012 Retail Food operating loss includes goodwill impairment charge of $92 and severance costs of $3. Excluding these items the remaining decrease in operating earnings for Retail Food in fiscal 2013 is primarily due to the impact of lower sales volumes.

Save-A-Lot operating earnings for fiscal 2013 were $143, or 3.4 compared with $230, or 5.4 percent of Save-A-Lot net sales, last year. The $87 decrease in Save-A-Lot operating earnings reflect $22 of net charges related to the closure of 22 non-strategic stores and $13 of non-cash property, plant and equipment impairment charges. Excluding these charges, the remaining decrease is primarily due to negative gross profit impacts from competitive price investment, higher advertising and shrink costs.

Independent Business operating earnings for fiscal 2013 were $199, or 2.4 percent of Independent Business net sales, compared with $254, or 3.1 percent of Independent Business net sales, last year. The $55 decrease in Independent Business operating earnings includes $11 of non-cash property, plant and equipment and intangible asset impairment charges and net $7 of higher severance costs. Excluding these items the $32 decrease is due primarily to gross margin investment and change in business mix partially offset by a lower LIFO charge and lower employee related costs.

Corporate operating loss for fiscal 2013 was $339 compared with an operating loss of $352 last year. The $13 decrease in Corporate operating loss includes $7 of asset impairment charges and a net $8 of higher severance costs in fiscal 2013. Excluding these charges and costs, the $28 decrease is primarily due to lower business support costs and lower employee–related costs.

Interest Expense, Net

Net interest expense was $269 in fiscal 2013, compared with $247 last year, primarily reflecting the write-off of unamortized financing costs of $22, in connection with the debt refinancing transaction completed during fiscal 2013.

Income Tax Benefit

The Income tax benefit for fiscal 2013 was $163 compared with an Income tax benefit of $41 last year. Income tax benefit for fiscal 2013 and 2012 reflect the operating losses arising during the respective years.

Net Loss from Continuing Operations

Net loss from continuing operations was $263, or $1.24 per basic and diluted share, for fiscal 2013 compared with a Net loss from continuing operations of $110, or $0.52 per basic and diluted share last year. Net loss from continuing operations for fiscal 2013 includes non-cash property, plant and equipment impairment charges of $227 before tax ($140 after tax, or $0.66 per diluted share), employee-related expenses, primarily severance and labor buyout costs of $36 before tax ($23 after tax, or $0.10 per diluted share), store closure costs of $22 before tax ($13 after tax, or $0.06 per diluted share), write-off of unamortized financing costs of $22 before tax ($14 after tax, or $0.07 per diluted share) and intangible asset impairment charges of $6 before tax ($3 after tax, or $0.02 per diluted share) which were partially offset by a cash settlement received from credit card companies of $10 before tax ($6 after tax, or $0.03 per diluted share). Fiscal 2012 Net loss from continuing operations includes goodwill impairment charges of $92 before tax ($90 after tax, or $0.43 per basic and diluted share) and employee related severance charges of $15 before tax ($10 after tax, or $0.05 per basic and diluted share). Excluding the above items, the $66 increase in Net loss from continuing operations is primarily the result of unfavorable Gross profit in the Save-A-Lot and Independent Business segments and lower sales volume in Retail Food and Save-A-Lot segments.

Loss from Discontinued Operations, net of income taxes

As a result of the NAI Banner Sale, the financial results for those operations are now presented as discontinued operations.

Net sales for discontinued operations were $17,230 for fiscal 2013 compared with $18,764 for fiscal 2012, a decrease of $1,534 or 8.2 percent. Sales decreased primarily due to negative identical store sales of 5.0 percent or $887 and the impact of the fuel divestiture of $458. In addition, closed stores net of new stores resulted in decreased sales of $189.

Loss from discontinued operations, net of tax for fiscal 2013 was $1,203 compared to $930 in fiscal 2012. Fiscal 2013 included the loss on sale of the NAI banners of $1,273 net of tax, asset impairment and store closure costs of $97 net of tax and professional services costs of $5 net of tax, partially offset by cash settlement received from credit card companies of $20 net of tax. Fiscal 2012 included goodwill and intangible asset impairment charges of $1,202 net of tax and severance charges of $3 net of tax. Excluding these items the decrease of net income of $123 was primarily due to lower sales volume in identical stores and investments in price.

Refer to Note 15—Discontinued Operations and Divestitures in the Notes to Consolidated Financial Statements included in Part II, Item  8 of this Annual Report on Form 10-K for further discussion.

Comparison of fiscal 2012 ended February 25, 2012 and fiscal 2011 ended February 26, 2011:

Net sales for fiscal 2012 were $17,336, compared with $17,357 for fiscal 2011. Net loss from continuing operations for fiscal 2012 was $110, or $0.52 per basic and diluted share, compared with net loss of $200, or $0.94 per basic and diluted share for fiscal 2011.

Results for fiscal 2012 include net charges of $107 before tax ($100 after tax, or $0.48 per diluted share) comprised of non-cash goodwill impairment charges of $92 before tax ($90 after tax, or $0.43 per diluted share), and severance-related expenses of $15 before tax ($10 after tax, or $0.05 per diluted share).

During fiscal 2012, the Company added one new store through new store development for Retail Food and sold or closed 3 Retail Food stores, including planned dispositions. During fiscal 2012, the Company added 82 new Save-A-Lot stores through new store development and sold or closed 30 stores, including planned dispositions. Total retail square footage as of the end of fiscal 2012, was approximately 17.6 million, an increase of 1.2 percent from the end of fiscal 2011. Total retail square footage, excluding actual and planned store dispositions, increased 1.1 percent from the end of fiscal 2011.

Net Sales

Net sales for fiscal 2012 were $17,336, compared with $17,357 for fiscal 2011, a decrease of $21 or 0.1 percent. Retail Food net sales were 28.4 percent of Net sales, Save-A-Lot net sales were 24.3 percent of Net sales and Independent Business net sales were 47.3 percent of Net sales for fiscal 2012, compared with 29.1 percent, 22.4 percent and 48.5 percent, respectively, in fiscal 2011.

Retail Food net sales for fiscal 2012 were $4,921, compared with $5,054 for fiscal 2011, a decrease of $133 or 2.6 percent. The decrease primarily reflects closed stores and market exits net of new stores of $102 and negative identical store retail sales of 0.7 percent, or $31 (defined as stores operating for four full quarters, including store expansions and excluding fuel). Identical store retail sales performance was primarily a result of heightened value-focused competitive activity and the impact of the challenging economic environment on consumers. Customer count declined approximately 1.5 percent and average basket size increased approximately 0.8 percent during fiscal 2012 driven by higher inflation and fewer items per customer.

Save-A-Lot net sales for fiscal 2012 were $4,221, compared with $3,890 for fiscal 2011, an increase of $331 or 8.5 percent. The increase is primarily due to new store and licensee sales of $326, positive network identical store retail sales of 3.1 percent over fiscal 2011 or $104 (defined as net sales from Company-owned and sales to licensee stores operating for four full quarters, including store expansions and excluding planned store dispositions), partially offset by a decrease from closed stores of $99.

Independent Business net sales for fiscal 2012 were $8,194, compared with $8,413 for fiscal 2011, a decrease of $219 or 2.6 percent. The decrease is primarily due to reduced volume from a national retail customer’s transition of volume to self-distribution offset in part by increased sales to existing independent retail customers of $107.

Gross Profit

Gross profit for fiscal 2012 was $2,410, compared with $2,400 for fiscal 2011, an increase of $10 or 0.4 percent. The increase in Gross profit dollars is primarily due to increased Gross profit within the Save-A-Lot business from higher sales and stronger margin offset in part by a decline in the Independent Business sales volume and the impact of a national retail customer transition to self-distribution also within the Independent Business segment and a higher LIFO charge. Gross profit, as a percent of Net sales, was 13.9 percent for fiscal 2012 compared with 13.8 percent for fiscal 2011.

Retail Food gross profit as a percent of Retail Food Net sales was 26.3 percent for fiscal 2012 compared with 26.1 percent for fiscal 2011. The 20 basis point increase in Retail Food gross profit rate is primarily due to a 40 basis point impact from closed stores and lower advertising costs partially offset by a 20 basis point decline in gross profit due to a higher LIFO charge.

Save-A-Lot gross profit as a percent of Save-A-Lot Net sales was 17.1 percent for fiscal 2012 compared with 16.5 percent for fiscal 2011. The 60 basis point increase in Save-A-Lot Gross profit is primarily due to price pass through related inflation.

Independent Business gross profit as a percent of Independent Business Net sales was 4.8 percent for fiscal 2012 compared with 5.2 percent for fiscal 2011. The 40 basis point decrease in Independent Business gross profit is primarily related to the impact of a national retail customer’s transition to self-distribution and a higher LIFO charge.

Selling and Administrative Expenses

Selling and administrative expenses for fiscal 2012 were $2,222, compared with $2,320 for fiscal 2011, a decrease of $98, or 4.2 percent. Included in fiscal 2012 is $15 of severance costs and included in fiscal 2011 is $94 of charges relating primarily to store closures, market exit costs and severance and labor contract buyout costs. Excluding these items, the remaining reduction in Selling and administrative expenses is primarily due to lower employee-related costs partially offset by higher consulting and legal fees.

Selling and administrative expenses for fiscal 2012 were 12.8 percent of net sales compared to 13.4 percent of Net sales for fiscal 2011. When adjusted for the above items, Selling and administrative expense is flat on a rate basis as a percent of sales.

Goodwill and Intangible Asset Impairment Charges

During fiscal 2012, the Company’s stock price experienced a significant and sustained decline. As a result, the Company performed reviews of goodwill and intangible assets with indefinite useful lives for impairment, which indicated that the carrying value of Retail Food’s goodwill exceeded the estimated fair value. The Company recorded a non-cash goodwill impairment charge of $92. During fiscal 2011, the Company recorded a non-cash goodwill impairment charge of $110.

The calculation of the impairment charges contains significant judgments and estimates including weighted average cost of capital, future revenue, profitability, cash flows and fair values of assets and liabilities.

Operating Earnings

Operating earnings for fiscal 2012 was $96 compared with Operating loss of $30 for fiscal 2011. Results for fiscal 2012 include net charges of $107 comprised of non-cash goodwill impairment charges of $92 and severance-related expenses of $15. Included in fiscal 2011 is $110 of non-cash goodwill impairment charge and $94 of charges relating primarily to store closures, market exit costs and severance and labor contract buyout costs. Excluding these items, the remaining increase in operating earnings is primarily the result of reduction in Selling and administrative expenses due to lower employee-related costs and increased Gross profit within the Save-A-Lot business from higher sales and stronger margin, offset in part by a decline in the Independent Business sales volume.

Retail Food operating loss for fiscal 2012 was $36 or negative 0.7 percent of Retail Food net sales compared with an operating loss of $129 or negative 2.5 percent of Retail Food net sales for fiscal 2011. The $93 improvement in fiscal 2012 Retail Food over 2011 primarily reflects $60 of lower net charges related to store closure and exit costs and labor buyouts, and $18 of net lower goodwill and intangible asset impairment charges, than recorded in fiscal 2011.

Save-A-Lot operating earnings for fiscal 2012 were $230, or 5.4 percent of Save-A-Lot net sales, compared with $196, or 5.0 percent of Save-A-Lot net sales, in fiscal 2011. The increase in Save-A-Lot operating earnings is primarily due to impacts from increased volume and price pass through variance to inflation and reduced advertising.

Independent Business operating earnings for fiscal 2012 were $254, or 3.1 percent of Independent Business net sales, compared with $266, or 3.2 percent of Independent Business net sales in fiscal 2011. The decrease in Independent Business operating earnings is due to a higher LIFO charge and impacts from a national retail customer’s transition to self-distribution in fiscal 2012.

Corporate operating loss for fiscal 2012 was $352 compared with $363 in fiscal 2011. The $11 decrease in Corporate operating loss includes $5 of lower severance and litigation costs. Excluding these items, the resulting decrease of $16 is due primarily to lower employee-related costs, offset in part by higher business support costs.

Interest Expense, Net

Net interest expense was $247 in fiscal 2012, compared with $230 in fiscal 2011, primarily reflecting a mix of higher rate debt in fiscal 2012 compared to fiscal 2011.

Income Tax Benefit

The income tax benefit for fiscal 2012 was $41 compared with an income tax benefit of $60 for fiscal 2011. Income tax benefit for fiscal 2012 and 2011 reflect the operating losses arising during the respective years.

Net Loss from Continuing Operations

Net loss from continuing operations was $110, or $0.52 per basic and diluted share, for fiscal 2012 compared with a Net loss from continuing operations of $200, or $0.94 per basic and diluted share for fiscal 2011. Net loss from continuing operations for fiscal 2012 includes goodwill impairment charges of $90 after tax, or $0.43 per basic and diluted share and employee related severance charges of $10 after tax, or $0.05 per basic and diluted share. Net Loss from continuing operations for fiscal 2011 includes goodwill impairment charges of $109 after tax or $0.51 per basic and diluted share, store closure and market exit costs and certain other costs consisting primarily of labor buyout costs of $60 after tax, or $0.29 per basic and diluted share. Excluding these items, the $21 decrease in net loss is primarily the result of reduction in Selling and administrative expenses due to lower employee-related costs and increased Gross profit within the Save-A-Lot business from higher sales and stronger margin offset in part by a decline in the Independent Business sales volume and higher interest expense.

Loss from Discontinued Operations, net of income taxes

As a result of the NAI Banner Sale, the financial results for those operations are now presented as discontinued operations.

Net sales for discontinued operations were $18,764 for fiscal 2012 compared with $20,177 for fiscal 2011, a decrease of $1,413 or 7.0 percent. Sales decreased primarily due to negative identical store sales of 3.7 percent or $700. In addition, closed stores net of new stores and change in fuel sales resulted in decreased sales of $482 and the sale of Total Logistic Control resulted in a decrease of $210.

Loss from discontinued operations, net of tax for fiscal 2012 was $930 compared to $1,310 in fiscal 2011. Fiscal 2012 included goodwill and intangible asset impairment charges of $1,202 net of tax and severance of $3 net of tax. Fiscal 2011 also included goodwill and intangible asset impairment charges of $1,635 net of tax as well as store closure, labor strike and labor buyout costs of $68 net of tax, partially offset by gain on the sale of Total Logistic Control of $65 net of tax. Excluding these items, the decrease of net income of $53 was primarily due to lower sales volume in identical stores.

Refer to Note 15—Discontinued Operations and Divestitures in the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for further discussion.

CRITICAL ACCOUNTING POLICIES

The preparation of consolidated financial statements in conformity with accounting standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies are discussed in Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K. Management believes the following critical accounting policies reflect its more subjective or complex judgments and estimates used in the preparation of the Company’s consolidated financial statements.

Vendor Funds

The Company receives funds from many of the vendors whose products the Company buys for resale in its stores. These vendor funds are provided to increase the sell-through of the related products. The Company receives vendor funds for a variety of merchandising activities: placement of the vendors’ products in the Company’s advertising; display of the vendors’ products in prominent locations in the Company’s stores; supporting the introduction of new products into the Company’s retail stores and distribution system; exclusivity rights in certain categories; and to compensate for temporary price reductions offered to customers on products held for sale at retail stores. The Company also receives vendor funds for buying activities such as volume commitment rebates, credits for purchasing products in advance of their need and cash discounts for the early payment of merchandise purchases. The majority of the vendor fund contracts have terms of less than a year, with a small proportion of the contracts longer than one year.

The Company recognizes vendor funds for merchandising activities as a reduction of Cost of sales when the related products are sold. Vendor funds that have been earned as a result of completing the required performance under the terms of the underlying agreements but for which the product has not yet been sold are recognized as reductions of inventory. The amount and timing of recognition of vendor funds as well as the amount of vendor funds to be recognized as a reduction to ending inventory requires management judgment and estimates. Management determines these amounts based on estimates of current year purchase volume using forecast and historical data and review of average inventory turnover data. These judgments and estimates impact the Company’s reported gross profit, operating earnings (loss) and inventory amounts. The historical estimates of the Company have been reliable in the past, and the Company believes the methodology will continue to be reliable in the future. Based on previous experience, the Company does not expect significant changes in the level of vendor support. However, if such changes were to occur, cost of sales and advertising expense could change, depending on the specific vendors involved. If vendor advertising allowances were substantially reduced or eliminated, the Company would consider changing the volume, type and frequency of the advertising, which could increase or decrease its advertising expense. Similarly, the Company is not able to assess the impact of vendor advertising allowances on increasing revenues as such allowances do not directly generate revenue for the Company’s stores. For fiscal 2013, a 1 percent change in total vendor funds earned, including advertising allowances, with no offsetting changes to the base price on the products purchased, would impact gross profit by less than 10 basis points.

Inventories

Inventories are valued at the lower of cost or market. Substantially all of the Company’s inventory consists of finished goods.

The Company uses one of either replacement cost, weighted average cost, or the retail inventory method (“RIM”) to value discrete inventory items at lower of cost or market before application of any last-in, first-out (“LIFO”) reserve. As of February 23, 2013 and February 25, 2012, approximately 60 percent of the Company’s inventories were valued under the LIFO method.

As of February 23, 2013 and February 25, 2012, approximately 5 percent and 4 percent, respectively, of the Company’s inventories were valued under the replacement cost method before application of any LIFO reserve. The weighted average cost and RIM methods of inventory valuation together comprised approximately 55 percent and 56 percent of inventory as of February 23, 2013 and February 25, 2012, respectively, before application of any LIFO reserve.

Under the replacement cost method applied on a LIFO basis, the most recent purchase cost is used to calculate the current cost of inventory before application of any LIFO reserve. The replacement cost approach results in inventories being valued at the lower of cost or market because of the high inventory turnover and the resulting low inventory days supply on hand combined with infrequent vendor price changes for these items of inventory.

The Company uses one of either cost, weighted average cost, RIM or replacement cost to value certain discrete inventory items under the first-in, first-out method (“FIFO”). The replacement cost approach under the FIFO method is predominantly utilized in determining the value of high turnover perishable items, including produce, deli, bakery, meat and floral.

As of February 23, 2013 and February 25, 2012, approximately 23 percent and 22 percent, respectively, of the Company’s inventories were valued using the cost, weighted average cost and RIM methods under the FIFO method of inventory accounting. The remaining 17 percent and 18 percent of the Company’s inventories as of February 23, 2013 and February 25, 2012, respectively, were valued using the replacement cost approach under the FIFO method of inventory accounting. The replacement cost approach applied under the FIFO method results in inventories recorded at the lower of cost or market because of the very high inventory turnover and the resulting low inventory days supply for these items of inventory.

During fiscal 2013, 2012 and 2011, inventory quantities in certain LIFO layers were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of fiscal 2013, 2012 and 2011 purchases. As a result, Cost of sales decreased by $6, $9 and $5 in fiscal 2013, 2012 and 2011, respectively. If the FIFO method had been used to determine cost of inventories for which the LIFO method is used, the Company’s inventories would have been higher by approximately $211 and $207 as of February 23, 2013 and February 25, 2012, respectively.

The Company evaluates inventory shortages throughout each fiscal year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the end of each fiscal year.

Long-Lived Assets

The Company monitors the recoverability of its long-lived assets such as buildings and equipment, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable, including current period losses combined with a history of losses or a projection of continuing losses, a significant decrease in the market value of an asset or the Company’s plans for store closures. When such events or changes in circumstances occur, a recoverability test is performed by comparing projected undiscounted future cash flows to the carrying value of the group of assets being tested.

If impairment is identified for long-lived assets to be held and used, the fair value is compared to the carrying value of the group of assets and an impairment charge is recorded for the excess of the carrying value over the fair value. For long-lived assets that are classified as assets held for sale, the Company recognizes impairment charges for the excess of the carrying value plus estimated costs of disposal over the estimated fair value. Fair value is based on current market values or discounted future cash flows using Level 3 inputs. The Company estimates fair value based on the Company’s experience and knowledge of the market in which the property is located and, when necessary, utilizes local real estate brokers. The Company’s estimate of undiscounted cash flows attributable to the asset groups included only future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group. Long-lived asset impairment charges are a component of Selling and administrative expenses in the Consolidated Statements of Operations.

The Company groups long-lived assets with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets, which historically has been at the geographic market level. The Company reviewed its long-lived asset grouping policy during the fourth quarter of fiscal 2013. During the review, the Company determined it would be more appropriate to evaluate long-lived assets for impairment at the store level for certain geographic markets within the Save-A-Lot segment which continued to show higher indicators of economic decline, and which led to revised operating market strategies. The Company determined that impairment of the long-lived assets within this asset group had occurred based on reviewing estimated cash flows, which were less than their carrying values. During the fourth quarter of fiscal 2013, based upon the results of impairment testing which indicated the carrying value exceeded the fair value of the revised asset group, the Company recorded a pre-tax non-cash impairment charge of approximately $8 related to a store level impairment review and a charge related to a geographic market in the Company’s Save-A-Lot segment.

Due to the ongoing business transformation and highly competitive environment, the Company will continue to evaluate its long-lived asset policy and current asset groups, to determine if additional modifications to the policy are necessary. Future changes to the Company’s assessment of its long-lived asset policy and changes in circumstances, operating results or other events may result in additional asset impairment testing and charges.

During fiscal 2013, the Company announced the closure of approximately 22 non-strategic stores within the Save-A-Lot segment including the exit of a geographic market, resulting in an impairment of $16 related to these stores’ long-lived assets. In addition, the Company recorded an impairment charge of $5 in the Independent Business segment, based upon the results of impairment testing which indicated the carrying value exceeded the fair value of a distribution center held and used in operations. Refer to Note 3—Reserves for Closed Properties Property, Plant and Equipment-Related Impairment Charges in the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional information on reserve for closed properties and Property, plant and equipment-related impairment charges.

The Company recognized Property, plant and equipment-related impairment charges of $251, $3 and $11 in fiscal 2013, 2012 and 2011, respectively. During the fourth quarter of fiscal 2013, the executive management team determined the Company would abandon certain capital projects in process, mainly related to software under development, and would cease use of certain other software support tools, all within the Retail Food segment, resulting in an impairment of $191.

Reserves for Closed Properties and Property, Plant and Equipment-Related Impairment Charges

The Company maintains reserves for costs associated with closures of retail stores, distribution centers and other properties that are no longer being utilized in current operations. The Company provides for closed property operating lease liabilities using a discount rate to calculate the present value of the remaining noncancellable lease payments after the closing date, reduced by estimated subtenant rentals that could be reasonably obtained for the property. The closed property lease liabilities usually are paid over the remaining lease terms, which generally range from one to 20 years. The Company estimates subtenant rentals and future cash flows based on the Company’s experience and knowledge of the market in which the closed property is located, the Company’s previous efforts to dispose of similar assets and existing economic conditions. Adjustments to closed property reserves primarily relate to changes in subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known.

Owned properties, capital lease properties and the related equipment and leasehold improvements at operating leased properties that are closed are reduced to their estimated fair value. The Company estimates fair value based on its experience and knowledge of the market in which the closed property is located and, when necessary, utilizes local real estate brokers to assist in the valuation.

The expectations on timing of disposition and the estimated sales price or subtenant rentals associated with closed properties, owned or leased, are impacted by variable factors including inflation, the general health of the economy, resultant demand for commercial property, the ability to secure subleases, the creditworthiness of sublessees and the Company’s success at negotiating early termination agreements with lessors. While management believes the current estimates of reserves for closed properties and related impairment charges are adequate, it is possible that market and economic conditions in the real estate market could cause changes in the Company’s assumptions and may require additional reserves and asset impairment charges to be recorded.

The Company’s reserve for closed properties was $61, net of estimated sublease recoveries of $34, as of February 23, 2013, and $74, net of estimated sublease recoveries of $26, as of February 25, 2012.

Goodwill and Intangible Assets with Indefinite Useful Lives

Goodwill

Goodwill is tested at least annually for impairment and more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

The Company’s determination of reporting units considers the quantitative and qualitative characteristics of aggregation of each of the components within the Retail Food, Save-A-Lot and Independent Business operating segments. The significant qualitative and economic characteristics used in determining our components to support their aggregation include types of businesses and the manner in which the components operate, consideration of key impacts to net sales, cost of sales, competitive risks and the extent to which components share assets and other resources. The Company’s reporting units are the operating segments of the business which consist of Retail Food, Save-A-Lot, and Independent Business. Goodwill was assigned to the reporting units as of the acquisition date, with no amounts being allocated between reporting units.

The Company’s Retail Food reporting unit is comprised of the aggregation of five traditional retail food store components under a variety of banners: Shoppers, Hornbacher’s, Farm Fresh, Cub Foods, and Shop’n Save. The Company’s hard-discount stores reporting unit is comprised of a single component under one banner: Save-A-Lot. The Independent Business reporting unit is comprised of the aggregation of four geographic distribution areas, which are organized based on region components: Eastern, Southeast, Midwest and Northern.

The fair values of the Company’s reporting units are determined by using both the market approach, applying a multiple of earnings based on guidelines for publicly traded companies, and the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflect a weighted average cost of capital based on the Company’s industry, capital structure and risk premiums including those reflected in the current market capitalization.

Fair value calculations contain significant judgments and estimates related to each reporting unit’s projected weighted average cost of capital, future revenue, profitability, cash flows and fair values of assets and liabilities. When preparing these estimates, management considers each reporting unit’s historical results, current operating trends and specific plans in place. These estimates are impacted by variable factors including inflation, the general health of the economy and market competition. The Company has sufficient current and historical information available to support its judgments and estimates. However, if actual results are not consistent with the Company’s estimates future operating results may be materially impacted.

The Company’s goodwill attributable to each reporting unit consisted of the following:

Reporting Unit	2013	2012
Retail Food	$—	$—
Save-A-Lot	137	137
Independent Business	710	710

	$847	$847

The Company performed its annual test of goodwill during the fourth quarter of fiscal 2013, utilizing discount rates ranging between 11 percent and 15 percent to discount projected future cash flows for each reporting unit and perpetual growth rates ranged between 1 percent and 3 percent.

Management performed sensitivity analyses on the fair values resulting from the discounted cash flow analysis utilizing alternate assumptions that reflect reasonably possible changes to future assumptions. Based upon the Company’s analysis of the Independent Business and Save-A-Lot reporting units, a 100 basis point increase in the discount rate utilized in the discounted cash flow analysis would not have resulted in either reporting unit failing step one of the impairment test. Additionally, a 100 basis point decrease in the estimated perpetual sales growth rates utilized in the discounted cash flow analysis would not have resulted in either reporting unit failing the first step of the impairment tests. The fair value of goodwill for the Company’s Save-A-Lot reporting was in excess of 100 percent of the $137 carrying value. The fair value of the Company’s Independent Business reporting unit exceeded its $710 carrying value by approximately 60 percent. If the Company’s stock price experiences a significant and sustained decline, or other events or changes in circumstances, such as operating results not meeting plan indicate that impairment may have occurred, the Company would reassess the fair value of the implied goodwill compared to the carrying value.

The Company completed step one of the annual goodwill impairment evaluation during the fourth quarter for fiscal 2013 with each reporting unit’s fair value exceeding its carrying value. Accordingly, step two of the impairment analysis was not required for fiscal 2013.

During fiscal 2012 and 2011, the Company recorded a non-cash impairment charges of $92 and $110, respectively in the Retail Food segment as a result of the annual goodwill impairment test. The impairment charge resulted from the significant and sustained decline in the Company’s market capitalization. As of year-end 2012 there was no remaining goodwill related to the Retail Food segment.

Intangible Assets with Indefinite Useful Lives

The Company reviews intangible assets with indefinite useful lives, which primarily consist of trademarks and tradenames, for impairment during the fourth quarter of each year, and more frequently if events or changes in circumstances indicate the assets might be impaired. The impairment review consists of a comparison of the fair value of the trade name with its carrying value. Fair value is measured using the relief-from-royalty method. Fair values of the Company’s trademarks and tradenames are determined primarily by discounting an assumed royalty value applied to projected future revenues associated with the tradename based on management’s expectations of the current and future operating environment. The royalty cash flows are discounted using rates based on the weighted average cost of capital and the specific risk profile of the tradenames relative to the Company’s other assets. These estimates are impacted by variable factors including inflation, the general health of the economy and market competition.

The Company completed the annual impairment test during the fourth quarter of fiscal 2013 for those intangible assets with indefinite useful lives. An impairment charge of $6 was recorded related to tradenames during the fourth quarter of fiscal 2013. Those charges were recorded in Goodwill and intangible asset impairment charges in the Consolidated Statements of Operations.

Benefit Plans

The Company sponsors pension and other postretirement plans in various forms covering substantially all employees who meet eligibility requirements. Pension benefits associated with these plans are generally based primarily on each participant’s years of service, compensation, and age at retirement or termination. Effective December 31, 2007, the Company authorized amendments to the SUPERVALU Retirement Plan and certain supplemental executive retirement benefit plans whereby service crediting ended in these plans and no employees will become eligible to participate in these plans after December 31, 2007. Pay increases continued to be reflected in the amount of benefit earned in these plans until December 31, 2012.

The Company accounts for its defined benefit pension and other postretirement benefit plans in accordance with Accounting Standard Codification (ASC) 715, Compensation—Retirement Benefits, in measuring plan assets and benefit obligations and in determining the amount of net periodic benefit cost. ASC 715 requires employers to recognize the underfunded or overfunded status of a defined benefit pension or postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive loss, which is a component of stockholders’ equity. While the company believes the valuation methods used to determine the fair value of plan assets are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The determination of the Company’s obligation and related expense for Company-sponsored pension and other postretirement benefits is dependent, in part, on management’s selection of certain actuarial assumptions used in calculating these amounts. These assumptions include, among other things, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and healthcare costs. Refer to Note 12-Benefit Plans in the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional discussion of actuarial assumptions used in determining pension and postretirement health care liabilities and expenses.

The Company reviews and selects the discount rate to be used in connection with its pension and other postretirement obligations annually. The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits.

The Company’s expected long-term rate of return on plan assets assumption is determined based on the portfolio’s actual and target composition, current market conditions, forward-looking return and risk assumptions by asset class, and historical long-term investment performance. The 10-year annual average rate of return on pension assets for fiscal 2013 and fiscal 2012 are lower than the assumed long-term rate of return of 7.25 and 7.50 percent due to the unprecedented decline in the economy and the credit market turmoil during fiscal 2008 and 2009. The 10 year rolling average annualized return for investments made in a manner consistent with our target allocations have generated average returns of approximately 8.1 percent based on returns from 1990 to 2012. The Company expects that the markets will recover to the assumed long-term rate of return. In accordance with accounting standards, actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and, therefore, affect expense and obligations in future periods.

At February 25, 2012, the Company converted to the 2012 Static Mortality Table for Annuitants and Non-Annuitants for calculating the pension and postretirement obligations and the fiscal expense. The impact of this change increased the February 25, 2012 projected benefit obligation by $10 and the accumulated postretirement benefit obligation by $1. This change increased the fiscal 2013 defined benefit pension plans expense by $2. The Static Mortality Table for Annuitants and Non-Annuitants is published annually and reflects a static projection of mortality improvements which are projected forward each year. The Company used the 2013 Static Mortality Table for Annuitants and Non-Annuitants to calculate the pension and postretirement obligations.

During 2013, the Company contributed $93 to its defined benefit pension plans. In addition the Company contributed $5 to its postretirement benefit plans in fiscal 2013, and expects to contribute approximately $118 to its defined benefit pension plans and approximately $7 to its postretirement benefit plans in fiscal 2014.

For fiscal 2014, each 25 basis point reduction in the discount rate would increase pension expense by approximately $12 and each 25 basis point reduction in expected return on plan assets would increase pension expense by approximately $6. Similarly, for postretirement benefits, a 100 basis point increase in the healthcare cost trend rate would increase the accumulated postretirement benefit obligation as of the end of fiscal 2013, by approximately $10 and would increase service and interest cost by $1. Conversely, a 100 basis point decrease in the healthcare cost trend rate would decrease the accumulated postretirement benefit obligation as of the end of fiscal 2013 by approximately $7 and would decrease service and interest cost by $1. Although the Company believes that its assumptions are appropriate, the actuarial assumptions may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates and longer or shorter life spans of participants.

Income Taxes

The Company’s current and deferred tax provision is based on estimates and assumptions that could materially differ from the actual results reflected in its income tax returns filed during the subsequent year and could significantly affect the effective tax rate and cash flows in future years.

The Company recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which it expects the differences to reverse.

The Company’s effective tax rate is influenced by tax planning opportunities available in the various jurisdictions in which the Company operates. Management’s judgment is involved in determining the effective tax rate and in evaluating the ultimate resolution of any uncertain tax positions. In addition, the Company is currently in various stages of audits, appeals or other methods of review with taxing authorities from various taxing jurisdictions. The Company establishes liabilities for unrecognized tax benefits in a variety of taxing jurisdictions when, despite management’s belief that the Company’s tax return positions are supportable, certain positions may be challenged and may need to be revised. The Company adjusts these liabilities in light of changing facts and circumstances, such as the progress of a tax audit. The effective income tax rate includes the impact of reserve provisions and changes to those reserves. The Company also provides interest on these liabilities at the appropriate statutory interest rate. The actual benefits ultimately realized for tax positions may differ from the Company’s estimates due to changes in facts, circumstances and new information. As of February 23, 2013 and February 25, 2012, the Company had $187 and $165 of unrecognized tax benefits, respectively.

The Company records a valuation allowance to reduce the deferred tax assets to the amount that it is more-likely-than-not to realize. Forecasted earnings, future taxable income and future prudent and feasible tax planning strategies are considered in determining the need for a valuation allowance. In the event the Company was not able to realize all or part of its net deferred tax assets in the future, the valuation allowance would be increased. Likewise, if it was determined that the Company was more-likely-than-not to realize the net deferred tax assets, the applicable portion of the valuation allowance would reverse. The Company had a valuation allowance of $1,358 and $12 as of February 23, 2013 and February 25, 2012, respectively.

Included in discontinued operations is the recognition of the additional tax basis in the shares of NAI offset by a valuation allowance on the estimated capital loss, as there is no current evidence that the capital loss will be used prior to its expiration.

Self-Insurance Liabilities

The Company is primarily self-insured for workers’ compensation, healthcare for certain employees and general and automobile liability costs. It is the Company’s policy to record its self-insurance liabilities based on management’s estimate of the ultimate cost of reported claims and claims incurred but not yet reported and related expenses, discounted at a risk-free interest rate.

In determining its self-insurance liabilities, the Company performs a continuing review of its overall position and reserving techniques. Since recorded amounts are based on estimates, the ultimate cost of all incurred claims and related expenses may be more or less than the recorded liabilities. Any projection of losses concerning workers’ compensation, healthcare and general and automobile liability is subject to a degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, regulatory changes, benefit level changes and actual claim settlement patterns. If, in the future, the Company were to experience significant volatility in the amount and timing of cash payments compared to its earlier estimates, the Company would assess whether to continue to discount these liabilities. The Company had self-insurance liabilities of approximately $83, net of the discount of $7, and $81, net of the discount of $8, as of February 23, 2013 and February 25, 2012, respectively. As of February 23, 2013, each 25 basis point change in the discount rate would impact the self-insurance liabilities by less than $1. Prior to the NAI Banner Sale, the majority of the self-insurance liability for workers’ compensation was related to claims occurring in California. As a result of the NAI Banner Sale and the retention of liability for California self-insurance liabilities related to workers compensation by NAI, the Company has significantly reduced the extent of self-insurance obligations.

LIQUIDITY AND CAPITAL RESOURCES

Management expects that the Company will continue to replenish operating assets and pay down debt obligations with internally generated funds. There can be no assurance, however, that the Company’s business will continue to generate cash flow at current levels. A significant reduction in operating earnings or the incurrence of operating losses in one or more quarterly periods could have a negative impact on the Company’s operating cash flow, which would limit the Company’s ability to pay down its outstanding indebtedness as planned. The Company’s primary source of liquidity is from internally generated funds and borrowings under its credit facilities. To the extent that the Company’s inventory levels decline as a result of reduced cash flow from operations, the Company’s borrowing capacity under its credit facilities would also decline. Reduced liquidity could also result in less favorable trade terms with vendors and other third parties.

Long-term financing will be maintained through existing and new debt issuances and credit facilities. The Company’s short-term and long-term financing abilities are believed to be adequate as a supplement to internally generated cash flows to fund capital expenditures as opportunities arise. Maturities of debt issued will depend on management’s views with respect to the relative attractiveness of interest rates at the time of issuance and other debt maturities.

Cash Flow Information

Operating Activities

Net cash provided by operating activities from continuing operations was $417, $328 and $293 in fiscal 2013, 2012 and 2011, respectively.

The increase in net cash provided by operating activities from continuing operations in fiscal 2013 compared to fiscal 2012 is primarily attributable to an increase in cash provided from changes in operating assets and liabilities of $111.

The increase in net cash provided by operating activities in fiscal 2012 compared to fiscal 2011 is primarily attributable to lower Contributions to pension and postretirement benefit plans of $71, primarily due to the prefunding of $63 of fiscal 2012 contributions during fiscal 2011, and an increase in cash provided by deferred income taxes of $17, offset in part by a decrease in changes in operating assets and liabilities of $54.

Investing Activities

Net cash used in investing activities from continuing operations was $189, $370 and $315 in fiscal 2013, 2012 and 2011, respectively. The decrease in cash used in investing activities in fiscal 2013 compared to fiscal 2012 is primarily attributable to $152 less cash used in the purchases of Property, plant and equipment in fiscal 2013. The increase in net cash used in investing activities in fiscal 2012 compared to fiscal 2011 is due primarily to $79 in additional purchases of Property, plant and equipment, offset in part by $13 of additional proceeds from the sale of assets.

Financing Activities

Net cash used in financing activities from continuing operations was $496, $493 and $78 in fiscal 2013, 2012 and 2011, respectively. The increase in cash used in financing activities in fiscal 2013 compared to fiscal 2012 is primarily attributable to $58 of additional cash payments for debt financing costs, primarily offset by a decrease in cash used for the payment of dividends to stockholders of $37. The increase in cash used in financing activities in fiscal 2012 compared to fiscal 2011 is primarily attributable to higher net debt and capital lease payments of $434, primarily due to $545 in additional cash used in the payment of net debt and capital lease obligations in fiscal 2012.

Annual cash dividends declared for fiscal 2013, 2012 and 2011, were $.0875, $0.3500 and $0.3500 per share, respectively. In July 2012, the Company announced that it had suspended the payment of the regular quarterly dividend.

The Company and AB Acquisition LLC entered into a binding term sheet with the Pension Benefit Guaranty Corporation (the “PBGC”) relating to issues regarding the effect of the NAI Banner Sale on certain SUPERVALU retirement plans. The agreement requires that the Company will not pay any dividends to its stockholders at any time for the period beginning on January 9, 2013 and ending on the earliest of (i) March 21, 2018, (ii) the date on which the total of all contributions made to the SUPERVALU Retirement Plan that were made to the SUPERVALU Retirement Plan on or after the closing date of the NAI Banner Sale is at least $450 and (iii) the date on which SUPERVALU’s unsecured credit rating is BB+ from Standard & Poor’s or Ba1 from Moody’s (such earliest date, the end of the “PBGC Protection Period”). SUPERVALU has also agreed to make certain contributions to the SUPERVALU Retirement Plan in excess of the minimum required contributions at or before the ends of fiscal years 2015—2017 (where such fiscal years end during the PBGC Protection Period), and AB Acquisition has agreed to provide a guarantee to the PBGC for such excess payments.

Debt Management and Credit Agreements

On August 30, 2012, the Company entered into two new credit agreements: (i) a five-year $1,650 (subject to borrowing base availability) asset-based revolving credit facility (the “Revolving ABL Credit Facility”), secured by the Company’s inventory, credit card receivables and certain other assets, which bore interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75 percent to 2.25 percent or prime plus 0.75 percent to 1.25 percent, with facility fees ranging from 0.25 percent to 0.375 percent, depending on utilization and (ii) a new six-year $850 term loan (the “Secured Term Loan Facility”), secured by a portion of the Company’s real estate and equipment, which bore interest at the rate of LIBOR plus 6.75 percent and included a floor on LIBOR set at 1.25 percent. These agreements replaced the Company’s senior secured credit facilities, which were composed of a $1,500 revolving credit facility under which $280 was outstanding, scheduled to mature in April 2015, a $574 term loan B-2 scheduled to mature in October 2015 and a $446 term loan B-3 scheduled to mature in April 2018. On August 30, 2012, the Company paid and capitalized $59 in loan origination and financing costs which is included in Other assets in the Consolidated Balance Sheets. As discussed below, the Revolving ABL Credit Facility and the Secured Term Loan Facility were refinanced with two new credit agreements on March 21, 2013 in connection with the NAI Banner Sale.

Certain of the Company’s material subsidiaries were co-borrowers with the Company under the Revolving ABL Credit Facility, and the Revolving ABL Credit Facility was guaranteed by the rest of the Company’s material subsidiaries. To secure the obligations under the Revolving ABL Credit Facility, the Company granted a perfected first-priority security interest for the benefit of the Revolving ABL Credit Facility lenders in its present and future inventory, credit card and certain other receivables, prescription files and related assets. In addition, the obligations under the Revolving ABL Credit Facility were secured by second-priority liens on and security interests in the collateral securing the Secured Term Loan Facility subject to certain limitations to ensure compliance with the Company’s outstanding debt instruments and leases.

The Secured Term Loan Facility was also guaranteed by the Company’s material subsidiaries. To secure their obligations under the Secured Term Loan Facility, the Company and the guarantors granted a perfected first-priority mortgage lien and security interest for the benefit of the Secured Term Loan Facility lenders in certain of their owned or ground-leased real estate and the equipment located on such real estate. As of February 23, 2013, there was $1,069 of owned or ground-leased real estate and associated equipment pledged as collateral, classified as Property, plant and equipment, net in the Consolidated Balance Sheets. In addition, the obligations under the Secured Term Loan Facility were secured by second-priority secured interests in the collateral securing the Revolving ABL Credit Facility, subject to certain limitations to ensure compliance with the Company’s outstanding debt instruments and leases.

The loans under the Secured Term Loan Facility could be voluntarily prepaid at any time, subject to a prepayment fee in certain circumstances. The Secured Term Loan Facility had required repayments, equal to 1.00 percent of the initial drawn balance each year, payable quarterly, with the entire remaining balance due at the six year anniversary of the inception date. In addition, the Company was required to apply net cash proceeds (as defined in the Secured Term Loan Facility) from certain types of asset sales in amounts ranging from 50 percent to 100 percent (excluding proceeds of the collateral security of the Revolving ABL Credit Facility and other secured indebtedness) to prepay the loans outstanding under the Secured Term Loan Facility. The Company was also required to prepay the loans outstanding by up to 50 percent of its annual excess cash flow (as defined in the Secured Term Loan Facility). As of February 23, 2013, the loans outstanding under the Secured Term Loan Facility had a remaining principal balance of $834 at LIBOR plus 6.75 percent and included a LIBOR floor of 1.25 percent, of which $9 was classified as current.

As of February 23, 2013, there was $207 of outstanding borrowings under the Revolving ABL Credit Facility at rates ranging from LIBOR plus 2.00 percent to prime plus 1.00 percent. Facility fees under this facility were 0.250 percent. Letters of credit outstanding under the Revolving ABL Credit Facility were $360 at fees up to 2.125 percent and the unused available credit under the Revolving ABL Credit Facility was $857. As of February 23, 2013, the Revolving ABL Credit Facility was secured on a first priority basis by $2,092 of assets included in Inventories, all of the Company’s pharmacy scripts, included in Intangible assets, net and all credit card receivables of wholly-owned stores, included in Cash and cash equivalents in the Consolidated Balance Sheets.

In November 2011, the Company amended and extended its accounts receivable securitization program until November 2014. The Company had the ability to borrow up to $200 on a revolving basis, with borrowings secured by eligible accounts receivable, which remained under the Company’s control. As of February 23, 2013, there was $40 of outstanding borrowings under this facility at 1.98 percent. Facility fees on the unused portion are 0.70 percent. As of February 23, 2013, there was $282 of accounts receivable pledged as collateral, classified in Receivables in the Consolidated Balance Sheet. As discussed below, this facility was repaid and terminated on March 21, 2013 in connection with the NAI Banner Sale.

In 2006, the Company issued $500 of senior unsecured notes bearing an interest rate of 7.50% due in 2014. In 2009, the Company issued $1,000 of senior unsecured notes bearing an interest rate of 8.00% due in 2016. These senior unsecured notes contain operating covenants, including limitations on liens and on sale and leaseback transactions. The Company was in compliance with all such covenants and provisions for all periods presented.

As of February 23, 2013 and February 25, 2012, the Company had $18 and $28, respectively, of debt with current maturities that are classified as long-term debt due to the Company’s intent to refinance such obligations with the Revolving Credit Facility or other long-term debt.

On March 21, 2013, the Company completed the sale NAI for $100 in cash subject to working capital adjustments, and the assumption of certain debt and capital lease obligations of approximately $3,200, which were retained by NAI.

Concurrently with the execution of the Stock Purchase Agreement, the Company entered into a Tender Offer Agreement (the “Tender Offer Agreement”) with Symphony Investors, LLC, owned by a Cerberus Capital Management, L.P. (“Cerberus”)-led investor consortium (“Symphony Investors”) and Cerberus, pursuant to which, upon the terms and subject to the conditions of the Tender Offer Agreement, and contingent upon the NAI Banner Sale, Symphony Investors tendered for up to 30 percent of the issued and outstanding common stock of the Company at a purchase price of $4.00 per share in cash (the “Tender Offer”). Approximately 12 shares were validly tendered, representing approximately 5.5 percent of the issued and outstanding shares at the time of the Tender Offer expiration on March 20, 2013. All shares that were validly tendered and not properly withdrawn were accepted for payment in accordance with the terms of Tender Offer. In addition, pursuant to the terms of the Tender Offer Agreement, on March 21, 2013, SUPERVALU issued approximately 42 additional shares of common stock (approximately 19.9 percent of outstanding shares prior to the share issuance) to Symphony Investors at the Tender Offer price per share of $4.00, resulting in $170 in cash proceeds to the Company, which brought Symphony Investors ownership percent to 21.2 percent after the share issuance. Cash proceeds from the share issuance provided additional cash inflows from financing activities of $170 during the first quarter of fiscal 2014, which were used to reduce outstanding borrowings under the ABL Facility described below. The share issuance will have a dilutive effect on future net earnings (loss) per share due to the additional 42 shares outstanding.

On March 21, 2013, the Company entered into (i) an amended and restated five-year $1,000 asset-based revolving credit facility (the “ABL Facility”), secured by the Company’s inventory, credit card receivables and certain other assets, which will bear interest at the rate of LIBOR plus 1.75 percent to LIBOR plus 2.25 percent, depending on utilization and (ii) a new six-year $1,500 term loan (the “Term Loan Facility”), secured by substantially all of the Company’s real estate, equipment and certain other assets, which will bear interest at the rate of LIBOR plus 5.00 percent and include a floor on LIBOR set at 1.25 percent (collectively, the “Refinancing Transactions”).

The proceeds of the Refinancing Transactions were used to replace the Company’s existing five-year $1,650 Revolving ABL Credit Facility, the existing $850 Secured Term Loan Facility and the $200 accounts receivable securitization facility, and refinanced the $490 of 7.5% senior notes due 2014.

In connection with the Refinancing Transactions, the Company paid financing costs of approximately $78, of which approximately $63 will be capitalized and $15 will be expensed. In addition, the Company will recognize a non-cash charge of approximately $32 for the write-off of existing unamortized financing costs and $22 for the accelerated amortization of original issue discount on the existing term loan.

Certain of the Company’s material subsidiaries are co-borrowers under the ABL Facility, and the ABL Facility is guaranteed by the rest of the Company’s material subsidiaries (the Company and those subsidiaries named as borrowers and guarantors under the ABL Facility, the “ABL Loan Parties”). To secure their obligations under the ABL Facility, the ABL Loan Parties have granted a perfected first-priority security interest for the benefit of the ABL Facility lenders in its present and future inventory, credit card, wholesale trade, pharmacy and certain other receivables, prescription files and related assets. In addition, the obligations under the ABL Facility are secured by second-priority liens on and security interests in the collateral securing the Term Loan Facility, subject to certain limitations to ensure compliance with the Company’s outstanding debt instruments and leases.

The revolving loans under the ABL Facility may be voluntarily prepaid in certain minimum principal amounts, in whole or in part, without premium or penalty, subject to breakage or similar costs. The Company and those subsidiaries named as borrowers under the ABL Facility are required to repay the revolving loans in cash and provide cash collateral under the ABL Facility to the extent that the revolving loans and letters of credit exceed the lesser of the borrowing base then in effect or the aggregate amount of the ABL Facility lenders’ commitments under the ABL Facility.

The Term Loan Facility is also guaranteed by the Company’s material subsidiaries (together with the Company, the “Term Loan Parties”). To secure their obligations under the Term Loan Facility, the Company granted a perfected first-priority mortgage lien and security interest for the benefit of the Term Loan Facility lenders in the Term Loan Parties’ equity interest in Moran Foods, LLC, the parent entity of the Company’s Save-A-Lot business and substantially all of the Term Loan Parties’ intellectual property, and agreed to grant first priority liens and security interests on certain of the Term Loan Parties’ owned or ground leased real estate within 90 days after the closing of the Term Loan Facility and certain additional equipment of the Term Loan Parties within 120 days after the closing of the Term Loan Facility, subject to any extensions that may be granted. In addition, the obligations of the Term Loan Parties under the Term Loan Facility are secured by second-priority security interests in the collateral securing the ABL Facility.

The loans under the Term Loan Facility may be voluntarily prepaid in certain minimum principal amounts, subject to the payment of breakage or similar costs and, in certain circumstances, a prepayment fee. Pursuant to the Term Loan Facility, the Company must, subject to certain customary reinvestment rights, apply 100 percent of Net Cash Proceeds (as defined in the Term Loan Credit Facility)

from certain types of asset sales (excluding proceeds of the collateral security of the ABL Facility and other secured indebtedness) to prepay the loans outstanding under the Term Loan Facility. Also, beginning with the Company’s fiscal year ending February 22, 2014, the Company must prepay loans outstanding under the Term Loan Facility no later than 90 days after the fiscal year end in an aggregate principal amount equal to a percentage (which percentage ranges from 0 to 50 percent depending on the Company’s Total Secured Leverage Ratio (as defined in the Term Loan Facility) as of the last day of such fiscal year) of Excess Cash Flow (as defined in the Term Loan Facility) for the fiscal year then ended minus any voluntary prepayments made during such fiscal year with Internally Generated Cash (as defined in the Term Loan Facility).

The Company’s credit facilities and certain long-term debt agreements have restrictive covenants and cross-default provisions which generally provide, subject to the Company’s right to cure, for the acceleration of payments due in the event of a breach of a covenant or a default in the payment of a specified amount of indebtedness due under certain other debt agreements. The Company was in compliance with all such covenants and provisions for all periods presented.

On March 20, 2013, in conjunction with the completion of the Tender Offer the Company’s Board of Directors deemed the completion of the Tender Offer and issuance of common stock to Symphony Investors a change-in-control for the purposes of the Company’s outstanding stock-based awards which allowed for the acceleration of vesting under certain stock-based awards. The deemed change-in-control may result in the immediate acceleration of the award, or may allow acceleration of the award only if certain other events occur. As a result of this action, the 2013 and 2012 long-term incentive program awards were immediately accelerated resulting in the recognition of the remaining unamortized stock-based compensation and, as nearly all the awards were underwater, the pay-out to employees was insignificant. Outstanding options granted prior to May of fiscal 2011 were also immediately accelerated resulting in the recognition of the remaining unamortized costs. The deemed change-in-control resulted in acceleration of options granted after May of fiscal 2011 and outstanding restricted stock awards for certain employees also meeting certain qualifying criteria. The Company recognized $10 of stock-based compensation expense in the first quarter of fiscal 2014 as a result of the deemed change-in-control.

Capital Expenditures

Capital spending for fiscal 2013 was $241, including $13 of non-cash capital leases additions. Capital spending primarily included store remodeling activity, new retail stores and technology expenditures. The Company’s capital spending for fiscal 2014 is projected to be approximately $150 to $160 including capital leases.

Pension and Other Postretirement Benefit Obligations

Cash contributions to defined benefit pension plans and other postretirement benefit plans were $98, $83 and $154 in fiscal 2013, 2012 and 2011, respectively, in accordance with minimum Employee Retirement Income Security Act of 1974, as amended (“ERISA”) requirements. Cash contributions decreased in fiscal 2012 compared to fiscal 2011 due to pre-funding of $63 in fiscal 2011 for fiscal 2012 contributions. Fiscal 2014 total defined benefit pension plans and other postretirement benefit plan contributions are estimated to be approximately $120 to $130.

Liquidity Requirements

Subsequent to the Refinancing Transactions, the Company has approximately $22, $33 and $15 in aggregate debt maturities due in fiscal 2014, 2015 and 2016, respectively. Payments to reduce capital lease obligations will approximate $30 for fiscal 2014, 2015, and 2016.

The Company’s funding policy for the defined benefit pension plans is to contribute the minimum contribution amount required under ERISA and the Pension Protection Act of 2006 as determined by the Company’s external actuarial consultant. At the Company’s discretion, additional funds may be contributed to the pension plan. The Company may accelerate contributions or undertake contributions in excess of the minimum requirements from time to time subject to the availability of cash in excess of operating and financing needs or other factors as may be applicable. The Company assesses the relative attractiveness of the use of cash including expected return on assets, discount rates, cost of debt, reducing or eliminating required PBGC variable rate premiums or in order to achieve exemption from participant notices of underfunding. In addition, the Company has entered into an agreement with the PBGC relating to the NAI Banner Sale where it has agreed to contribute in excess of the minimum required amounts by additional contributions of $25 by the end of fiscal 2015, an additional $25 by the end of fiscal 2016 and an additional $50 by the end of fiscal 2017.

OFF-BALANCE SHEET ARRANGEMENTS

Guarantees

The Company has guaranteed certain leases, fixture financing loans and other debt obligations of various retailers as of February 23, 2013. These guarantees were generally made to support the business growth of independent retail customers. The guarantees are generally for the entire terms of the leases or other debt obligations with remaining terms that range from less than one year to 17 years, with a weighted average remaining term of approximately nine years. For each guarantee issued, if the independent retail customer defaults on a payment, the Company would be required to make payments under its guarantee. Generally, the guarantees are secured by indemnification agreements or personal guarantees of the independent retail customer. The Company reviews performance risk related to its guarantees of independent retail customers based on internal measures of credit performance. As of February 23, 2013, the maximum amount of undiscounted payments the Company would be required to make in the event of default of all guarantees was $84 and represented $60 on a discounted basis. Based on the indemnification agreements, personal guarantees and results of the reviews of performance risk, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote. Accordingly, no amount has been recorded in the Consolidated Balance Sheets for these contingent obligations under the Company’s guarantee arrangements.

The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

The Company has guaranteed the obligations of American Stores Company (“ASC”) under the ASC indenture which total $467 notes outstanding. As part of the NAI Banner Sale, AB Acquisition assumed the ASC debt but the existing guarantee as provided to the ASC bondholders will not be released and the Company continues as guarantor. Concurrently with the close of the NAI Banner Sale, AB Acquisition, entered into an agreement with the Company to indemnify the Company for any consideration used to satisfy the guarantee by depositing $467 into an escrow account, which gives the Company first priority interest and the trustee of the ASC bondholders second priority interest in the collateral balance.

The Company is a party to a variety of contractual agreements under which the Company may be obligated to indemnify the other party for certain matters, which indemnities may be secured by operation of law or otherwise, in the ordinary course of business. These contracts primarily relate to the Company’s commercial contracts, operating leases and other real estate contracts, financial agreements, agreements to provide services to the Company and agreements to indemnify officers, directors and employees in the performance of their work. While the Company’s aggregate indemnification obligation could result in a material liability, the Company is not aware of any matters that are expected to result in a material liability.

Multiemployer Plans

The Company contributes to various multiemployer pension plans under collective bargaining agreements, primarily defined benefit pension plans. These multiemployer plans generally provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Plan trustees typically are responsible for determining the level of benefits to be provided to participants as well as the investment of the assets and plan administration. Trustees are appointed in equal number by employers and unions parties to the collective bargaining agreement.

Expense is recognized in connection with these plans as contributions are funded, in accordance with generally accepted accounting principles. The Company made contributions to these plans, and recognized expense, of $38, $38 and $37 in fiscal 2013, 2012 and 2011, respectively. Company contributions to these plans could increase in the near term. However, the amount of any increase or decrease in contributions will depend on a variety of factors, including the results of the Company’s collective bargaining efforts, investment returns on the assets held in the plans, actions taken by the trustees who manage the plans and requirements under the Pension Protection Act and Section 412(e) of the Internal Revenue Code. Furthermore, if the Company were to significantly reduce contributions, exit certain markets or otherwise cease making contributions to these plans, it could trigger a partial or complete withdrawal that would require the Company to fund its proportionate share of a plan’s unfunded vested benefits.

Based on the assessment of the most recent information available, the Company believes that most of the multiemployer plans to which it contributes are underfunded. The Company is only one of a number of employers contributing to these plans and the underfunding is not a direct obligation or liability of the Company. However, the Company has attempted, as of February 23, 2013, to estimate its “proportionate share” of the underfunding of multiemployer plans to which the Company contributes, based on the ratio of its contributions to the total of all contributions to these plans in a year. As of February 23, 2013, the estimate of the Company’s share of the underfunding of multiemployer plans to which it contributes was $482, pre-tax, or $296, after-tax. This represents an increase in the estimated proportionate share of the underfunding of approximately $38, pre-tax, or $23, after-tax, as of February 23, 2013, compared to February 25, 2012. The increase in the Company’s proportionate share of underfunding is attributable to the changes in contribution rates resulting from renegotiated collective bargaining agreements, lower than anticipated return on assets and benefit payments in relation to contributions received. The estimate is based on the most current information available to the Company including actuarial evaluations and other data, and may be outdated or otherwise unreliable.

Company contributions can fluctuate from year to year due to store closures and reductions in headcount. In fiscal 2013, the Company contributions to multiemployer pension plans were unchanged over the prior year. In fiscal 2014, the Company expects to contribute approximately $40 to $45 to the multiemployer pension plans, subject to the outcome of collective bargaining and capital market conditions. Furthermore, if the Company were to significantly reduce contributions, exit certain markets or otherwise cease making contributions to these plans, it could trigger a partial or complete withdrawal that would require the Company to record a withdrawal liability. Any withdrawal liability would be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with U.S. generally accepted accounting standards.

The Company’s proportionate share of underfunding described above is an estimate and could change based on the results of collective bargaining efforts, investment returns on the assets held in the plans, actions taken by trustees who manage the plans’ benefit payments and requirements under the Pension Protection Act of 2006 and Section 412(e) of the Internal Revenue Code.

The Company also makes contributions to multiemployer health and welfare plans in amounts set forth in the related collective bargaining agreements. A small minority of collective bargaining agreements contain reserve requirements that may trigger unanticipated contributions resulting in increased healthcare expenses. If these healthcare provisions cannot be renegotiated in a manner that reduces the prospective healthcare cost as the Company intends, the Company’s Selling and administrative expenses could increase in the future.

CONTRACTUAL OBLIGATIONS

The following table represents the Company’s significant contractual obligations attributable to continuing operations as of February 23, 2013.

	Payments Due Per Period
	Total	Fiscal 2014	Fiscal 2015- 2016	Fiscal 2017- 2018	Thereafter
Contractual obligations of continuing operations:
Long-term debt (1)	$2,599	$19	$565	$1,224	$791
Interest on long-term debt (2)	733	190	336	174	33
Operating leases (3)	589	106	190	125	168
Capital leases (4)	437	53	96	83	205
Benefit obligations (5)	5,910	160	277	295	5,178
Purchase obligations (6)	364	194	140	30	—
Self-insurance obligations	91	27	30	13	21

Total contractual obligations of continuing operations	$10,723	$749	$1,634	$1,944	$6,396

(1)	Long-term debt amounts exclude any original issue discounts.
(2)	Amounts include contractual interest payments using the interest rate as of February 23, 2013 applicable to the Company’s variable interest debt instruments and stated fixed rates for all other debt instruments.
(3)	Represents the minimum rents payable under operating leases, excluding common area maintenance, insurance or tax payments, for which the Company is also obligated, offset by minimum subtenant rentals of $49, $8, $20, $15 and $6, respectively.
(4)	Represents the minimum payments under capital leases, excluding common area maintenance, insurance or tax payments, for which the Company is also obligated, offset by minimum subtenant rentals of $15, $3, $5, $4 and $3, respectively.
(5)	The Company’s benefit obligations include the undiscounted obligations related to sponsored defined benefit pension and postretirement benefit plans and deferred compensation plans. The defined benefit pension plans have plan assets of $2,031 as of the end of February 23, 2013. As part of the NAI Banner Sale in the first quarter of fiscal 2014, the Company agreed with the PGBC to contribute in excess of the minimum required amounts by contributing $50 by the end of fiscal 2016 and an additional $50 by the end of fiscal 2017, which amounts are not included in the table above.
(6)	The Company’s purchase obligations include various obligations that have annual purchase commitments of $1 or greater. As of February 23, 2013, future purchase obligations existed that primarily related to fixed asset and information technology commitments. In addition, in the ordinary course of business, the Company enters into supply contracts to purchase product for resale to consumers and to Independent Business wholesale customers which are typically of a short-term nature with limited or no purchase commitments. The majority of our supply contracts are short-term in nature and relate to fixed assets, information technology and contracts to purchase product for resale. These supply contracts typically include either volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations. The supply contracts that are cancelable have not been included above.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SUPERVALU INC.:

We have audited the accompanying consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 23, 2013 and February 25, 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 23, 2013. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule for each of the fiscal years in the three-year period ended February 23, 2013. We also have audited SUPERVALU INC.’s internal control over financial reporting as of February 23, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). SUPERVALU INC.’s management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule, and an opinion on SUPERVALU INC.’s internal control over financial reporting, based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SUPERVALU INC. and subsidiaries as of February 23, 2013 and February 25, 2012, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended February 23, 2013, in conformity with U.S. generally accepted accounting principles. In our opinion, the accompanying financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, SUPERVALU INC. maintained, in all material respects, effective internal control over financial reporting as of February 23, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/S/ KPMG LLP

Minneapolis, Minnesota

April 24, 2013, except as to the effects of the recasting of segment data referenced in Note 14, which is as of September 6, 2013

SUPERVALU INC. and Subsidiaries

CONSOLIDATED SEGMENT FINANCIAL INFORMATION

(In millions)

	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)
Net sales
Retail Food	$4,736	$4,921	$5,054
% of total	27.7%	28.4%	29.1%
Save-A-Lot	4,195	4,221	3,890
% of total	24.5%	24.3%	22.4%
Independent Business	8,166	8,194	8,413
% of total	47.8%	47.3%	48.5%

Total net sales	$17,097	$17,336	$17,357
	100.0%	100.0%	100.0%

Operating earnings (loss)
Retail Food (1)	$(160)	$(36)	$(129)
% of sales	(3.4)%	(0.7)%	(2.5)%
Save-A-Lot (1)	143	230	196
% of sales	3.4%	5.4%	5.0%
Independent Business (1)	199	254	266
% of sales	2.4%	3.1%	3.2%
Corporate (1)	(339)	(352)	(363)

Total operating earnings (loss)	(157)	96	(30)
% of sales	(0.9)%	0.6%	(0.2%)
Interest expense, net	269	247	230

Loss from continuing operations before income taxes	(426)	(151)	(260)
Income tax benefit	(163)	(41)	(60)

Net loss from continuing operations	(263)	(110)	(200)
Net loss from discontinued operations, net of tax	(1,203)	(930)	(1,310)

Net loss	$(1,466)	$(1,040)	$(1,510)

Depreciation and amortization
Retail Food	$233	$226	$217
Save-A-Lot	68	62	56
Independent Business	64	67	81

Total	$365	$355	$354

Capital expenditures
Retail Food	$107	$214	$146
Save-A-Lot	101	130	132
Independent Business	33	59	45

Total	$241	$403	$323

Identifiable assets
Retail Food	$1,695	$2,229	$2,161
Save-A-Lot	936	867	784
Independent Business	1,857	1,955	2,050
Corporate	75	84	119
Discontinued operations	6,471	6,966	8,644

Total	$11,034	$12,101	$13,758

(1)	During fiscal 2013, the Company disaggregated its previous reportable segment, Retail Food, into two separate reportable segments: Retail Food and Save-A-Lot (formerly referred to the Hard Discount operating segment within the Retail Food reportable segment) and previously reported segment information has been revised to conform to current presentation. These changes do not revise or restate information previously reported in the Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss, Consolidated Balance Sheets, Consolidated Statements of Stockholders’ Equity or Consolidated Statements of Cash Flows for the Company for any period. Refer to Note 14—Segment Information in the accompanying Notes to Consolidated Financial Statements for additional information concerning the Company’s reportable segments.

During the first quarter of fiscal 2014, the Company reclassified the segment presentation of certain corporate administrative expenses and related fees earned under the Company’s Transition Services Agreements, pension and other postretirement plan expenses for inactive and corporate participants in the SUPERVALU Retirement Plan and certain other corporate costs to properly reflect the structure under which the Company is now being managed. These changes primarily resulted in the recast of net expenses from the Company’s Retail Food segment and Independent Business segments to its Corporate and Save-A-Lot segments for all periods presented and as previously reported in the Company’s Annual Report on Form 10-K for the year ended February 23, 2013. These changes do not revise or restate information previously reported in the Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss, Consolidated Balance Sheets, Consolidated Statements of Stockholders’ Equity or Consolidated Statements of Cash Flows for the Company for any annual period.

See Notes to Consolidated Financial Statements.

SUPERVALU INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)
Net sales	$17,097	$17,336	$17,357
Cost of sales	14,803	14,926	14,957

Gross profit	2,294	2,410	2,400
Selling and administrative expenses	2,445	2,222	2,320
Goodwill and intangible asset impairment charges	6	92	110

Operating earnings (loss)	(157)	96	(30)

Interest
Interest expense	272	251	235
Interest (income)	(3)	(4)	(5)

Interest expense, net	269	247	230

Loss from continuing operations before income taxes	(426)	(151)	(260)
Income tax benefit	(163)	(41)	(60)

Net loss from continuing operations	(263)	(110)	(200)
Loss from discontinued operations, net of tax	(1,203)	(930)	(1,310)

Net loss	$(1,466)	$(1,040)	$(1,510)

Basic and diluted net loss per share
Continuing operations	$(1.24)	$(0.52)	$(0.94)
Discontinued operations	(5.67)	(4.39)	(6.19)

Net loss per share	$(6.91)	$(4.91)	$(7.13)

Weighted average number of shares outstanding
Basic	212	212	212
Diluted	212	212	212

See Notes to Consolidated Financial Statements.

SUPERVALU INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In millions)

	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)
Net loss	$(1,466)	$(1,040)	$(1,510)
Other comprehensive income (loss):
Recognition of pension and other postretirement benefits income (loss), net of tax of $(22), $129 and $(28), respectively	45	(211)	32

Comprehensive loss	$(1,421)	$(1,251)	$(1,478)

See Notes to Consolidated Financial Statements.

SUPERVALU INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	February 23, 2013	February 25, 2012
ASSETS
Current assets
Cash and cash equivalents	$72	$64
Receivables, net	466	499
Inventories, net	854	908
Other current assets	84	186
Current assets of discontinued operations	1,494	1,616

Total current assets	2,970	3,273

Property, plant and equipment, net	1,700	2,099
Goodwill	847	847
Intangible assets, net	51	64
Deferred tax assets	345	268
Other assets	144	122
Long-term assets of discontinued operations	4,977	5,428

Total assets	$11,034	$12,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,089	$1,168
Accrued vacation, compensation and benefits	275	298
Current maturities of long-term debt and capital lease obligations	74	345
Other current liabilities	211	222
Current liabilities of discontinued operations	2,701	1,606

Total current liabilities	4,350	3,639

Long-term debt and capital lease obligations	2,815	2,881
Pension and other postretirement benefit obligations	962	1,024
Long-term tax liabilities	308	278
Other long-term liabilities	223	272
Long-term liabilities of discontinued operations	3,791	3,986
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 and $1.00 par value, respectively: 400 shares authorized; 230 shares issued	2	230
Capital in excess of par value	3,046	2,855
Treasury stock, at cost, 17 and 18 shares, respectively	(474)	(515)
Accumulated other comprehensive loss	(612)	(657)
Accumulated deficit	(3,377)	(1,892)

Total stockholders’ equity (deficit)	(1,415)	21

Total liabilities and stockholders’ equity	$11,034	$12,101

See Notes to Consolidated Financial Statements.

SUPERVALU INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions, except per share data)

	Common Stock	Capital in Excess of Par Value	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balances as of February 27, 2010	$230	$2,857	$(528)	$(478)	$806	$2,887
Net loss	—	—	—	—	(1,510)	(1,510)
Other comprehensive income, net of tax of $28	—		—	32	—	32
Cash dividends declared on common stock $0.3500 per share	—	—	—	—	(74)	(74)
Stock-based compensation	—	5	6	—	—	11
Purchase of shares for treasury	—	—	(3)	—	—	(3)
Other	—	(7)	4	—	—	(3)

Balances as of February 26, 2011	230	2,855	(521)	(446)	(778)	1,340
Net loss	—	—	—	—	(1,040)	(1,040)
Other comprehensive loss, net of tax of $129	—	—	—	(211)	—	(211)
Cash dividends declared on common stock $0.3500 per share	—	—	—	—	(74)	(74)
Stock-based compensation	—	8	6	—	—	14
Other	—	(8)	—	—	—	(8)

Balances as of February 25, 2012	230	2,855	(515)	(657)	(1,892)	21
Net loss	—	—	—	—	(1,466)	(1,466)
Other comprehensive income, net of tax of $22	—	—	—	45	—	45
Cash dividends declared on common stock $0.0875 per share	—	—	—	—	(19)	(19)
Stock-based compensation	—	(27)	41	—	—	14
Change in par value of common stock	(228)	228	—	—	—	—
Other		(10)				(10)

Balances as of February 23, 2013	$2	$3,046	$(474)	$(612)	$(3,377)	$(1,415)

See Notes to Consolidated Financial Statements.

SUPERVALU INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)
Cash flows from operating activities
Net loss	$(1,466)	$(1,040)	$(1,510)
Net loss from discontinued operations, net of tax	(1,203)	(930)	(1,310)

Net loss from continuing operations	(263)	(110)	(200)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	6	92	110
Asset impairment and other charges	283	6	63
Net (gain) loss on sale of assets and exits of surplus leases	(6)	(25)	18
Depreciation and amortization	365	355	354
LIFO charge	4	16	5
Deferred income taxes	(50)	13	(4)
Stock-based compensation	13	13	14
Net pension and other postretirement benefits cost	102	106	91
Contributions to pension and other postretirement benefit plans	(98)	(83)	(154)
Other adjustments	26	21	18
Changes in operating assets and liabilities:
Receivables	30	(6)	(26)
Inventories	51	10	(20)
Accounts payable and accrued liabilities	(69)	(108)	(4)
Income taxes payable	75	55	81
Other changes in operating assets and liabilities	(52)	(27)	(53)

Net cash provided by operating activities—continuing operations	417	328	293
Net cash provided by operating activities—discontinued operations	481	728	870

Net cash provided by operating activities	898	1,056	1,163

Cash flows from investing activities
Proceeds from sale of assets	38	29	16
Purchases of property, plant and equipment	(228)	(402)	(323)
Other	1	3	(8)

Net cash used in investing activities—continuing operations	(189)	(370)	(315)
Net cash (used in) provided by investing activities—discontinued operations	(175)	(114)	88

Net cash used in investing activities	(364)	(484)	(227)

Cash flows from financing activities
Proceeds from issuance of long-term debt	1,713	291	180
Payments of long-term debt and capital lease obligations	(2,099)	(700)	(155)
Dividends paid	(37)	(74)	(74)
Net proceeds from the sale of common stock under option plans and related tax benefits	—	—	2
Payments for debt financing costs	(66)	(8)	(25)
Payments for purchase of treasury shares	—	—	(3)
Other	(7)	(2)	(3)

Net cash used in financing activities—continuing operations	(496)	(493)	(78)
Net cash used in financing activities—discontinued operations	(46)	(94)	(897)

Net cash used in financing activities	(542)	(587)	(975)

Net decrease in cash and cash equivalents	(8)	(15)	(39)
Cash and cash equivalents at beginning of year	157	172	211

Cash and cash equivalents at end of year	$149	$157	$172

Less cash and cash equivalents of discontinued operations at end of year	(77)	(93)	(93)

Cash and cash equivalents of continuing operations at end of year	$72	$64	$79

SUPPLEMENTAL CASH FLOW INFORMATION
The Company’s non-cash activities were as follows:
Capital lease asset additions and related obligations	$13	$1	$—
Purchases of property, plant and equipment included in Accounts payable	$10	$44	$28
Interest and income taxes paid:
Interest paid (net of amount capitalized)	$232	$227	$201
Income taxes paid (net of refunds)	$31	$73	$11

See Notes to Consolidated Financial Statements.

SUPERVALU INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share data, unless otherwise noted)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description

SUPERVALU INC. (“SUPERVALU” or the “Company”) operates primarily in the United States grocery channel. SUPERVALU provides supply chain services, primarily wholesale distribution, operates five competitive, regionally-based traditional format grocery banners under the Cub Foods, Farm Fresh, Hornbacher’s, Shop ‘n Save and Shoppers Food & Pharmacy banners, and operates hard discount retail stores and licenses stores to independent operators under the Save-A-Lot banner.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all its wholly and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. References to the Company refer to SUPERVALU INC. and Subsidiaries.

During the fourth quarter of fiscal 2013, the Company entered into a stock purchase agreement to sell the operations of the Company’s New Albertson’s, Inc. subsidiary (“New Albertsons” or “NAI”), including the Acme, Albertsons, Jewel-Osco, Shaw’s and Star Market retail banners and the associated Osco and Sav-on in-store pharmacies. The sale was completed effective March 21, 2013, during the Company’s first quarter of fiscal 2014. The operations of New Albertsons were acquired from Albertson’s, Inc. during fiscal 2007 and are being reported as discontinued operations in the Consolidated Statements of Operations for all fiscal years presented. The assets and liabilities of the NAI disposal group are presented separately in the Consolidated Balance Sheets for all periods presented. Unless otherwise indicated, references to the Consolidated Statements of Operations and the Consolidated Balance Sheets in the Notes to the Consolidated Financial Statements exclude all amounts related to discontinued operations. See Note 15—Discontinued Operations and Divestitures for additional information regarding these discontinued operations.

Fiscal Year

The Company’s fiscal year ends on the last Saturday in February. The Company’s first quarter consists of 16 weeks while the second, third and fourth quarters each consist of 12 weeks. Because of differences in the accounting calendars of the Company and its wholly-owned subsidiary, New Albertsons, Inc., the February 23, 2013 and February 25, 2012 Consolidated Balance Sheets include the assets and liabilities related to New Albertsons, Inc. as of February 21, 2013 and February 23, 2012, respectively. The last three fiscal years consist of 52 week periods ended February 23, 2013, February 25, 2012 and February 26, 2011.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“accounting standards”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods presented. Actual results could differ from those estimates.

Revenue Recognition

Revenues from product sales are recognized at the point of sale for the Retail Food segment, at the point of sale for Save-A-Lot’s retail operations, and upon delivery for Save-A-Lot’s independent licensees, and upon delivery for the Independent Business segment. Typically, invoicing, shipping, delivery and customer receipt of Independent Business product occur on the same business day. Revenues from services rendered are recognized immediately after such services have been provided. Discounts and allowances provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in Net sales as the products are sold to customers. Sales tax is excluded from Net sales.

Revenues and costs from third-party logistics operations are recorded gross when the Company is the primary obligor in a transaction, is subject to inventory or credit risk, has latitude in establishing price and selecting suppliers, or has several, but not all of these indicators. If the Company is not the primary obligor and amounts earned have little or no inventory or credit risk, revenue is recorded net as management fees when earned.

Cost of Sales

Cost of sales in the Consolidated Statement of Operations includes cost of inventory sold during the period, including purchasing, receiving, warehousing and distribution costs, and shipping and handling fees.

Retail Food and Save-A-Lot advertising expenses are a component of Cost of sales and are expensed as incurred. Retail Food and Save-A-Lot advertising expenses, net of cooperative advertising reimbursements, were $86, $69 and $42 for fiscal 2013, 2012 and 2011, respectively.

The Company receives allowances and credits from vendors for volume incentives, promotional allowances and, to a lesser extent, new product introductions which are typically based on contractual arrangements covering a period of one year or less. The Company recognizes vendor funds for merchandising and buying activities as a reduction of Cost of sales when the related products are sold. Vendor funds that have been earned as a result of completing the required performance under the terms of the underlying agreements but for which the product has not yet been sold are recognized as reductions of inventory. When payments or rebates can be reasonably estimated and it is probable that the specified target will be met, the payment or rebate is accrued. However, when attaining the milestone is not probable, the payment or rebate is recognized only when and if the milestone is achieved. Any upfront payments received for multi-period contracts are generally deferred and amortized on a straight-line basis over the life of the contracts.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of store and corporate employee-related costs, such as salaries and wages, health and welfare, worker’s compensation and pension benefits, as well as rent, occupancy and operating costs, depreciation and amortization and other administrative costs.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company’s banking arrangements allow the Company to fund outstanding checks when presented to the financial institution for payment, resulting in book overdrafts. Book overdrafts are recorded in Accounts payable in the Consolidated Balance Sheets and are reflected as operating activities in the Consolidated Statements of Cash Flows. As of February 23, 2013, February 25, 2012, and February 26, 2011, the Company had net book overdrafts of $131, $147 and $203, respectively.

Allowances for Losses on Receivables

Management makes estimates of the uncollectibility of its accounts and notes receivable portfolios. In determining the adequacy of the allowances, management analyzes the value of the collateral, customer financial statements, historical collection experience, aging of receivables and other economic and industry factors. It is possible that the accuracy of the estimation process could be materially impacted by different judgments, estimations and assumptions based on the information considered and result in a further deterioration of accounts and notes receivable. The allowance for losses on receivables was $5 and $3 at February 23, 2013 and February 25, 2012, respectively. Bad debt expense was $11, $6 and $11 in fiscal 2013, 2012 and 2011, respectively.

Inventories, Net

Inventories are valued at the lower of cost or market. Substantially all of the Company’s inventory consists of finished goods.

The Company uses one of either replacement cost, weighted average cost, or the retail inventory method (“RIM”) to value discrete inventory items at lower of cost or market before application of any last-in, first-out (“LIFO”) reserve. As of February 23, 2013 and February 25, 2012, approximately 60 percent of the Company’s inventories were valued under the LIFO method.

As of February 23, 2013 and February 25, 2012, approximately 5 percent and 4 percent, respectively, of the Company’s inventories were valued under the replacement cost method before application of any LIFO reserve. The weighted average cost and RIM methods of inventory valuation together comprised approximately 55 percent and 56 percent of inventory as of February 23, 2013 and February 25, 2012, respectively, before application of any LIFO reserve.

Under the replacement cost method applied on a LIFO basis, the most recent purchase cost is used to calculate the current cost of inventory before application of any LIFO reserve. The replacement cost approach results in inventories being valued at the lower of cost or market because of the high inventory turnover and the resulting low inventory days supply on hand combined with infrequent vendor price changes for these items of inventory.

The Company uses one of either cost, weighted average cost, RIM or replacement cost to value certain discrete inventory items under the first-in, first-out method (“FIFO”). The replacement cost approach under the FIFO method is predominantly utilized in determining the value of high turnover perishable items, including Produce, Deli, Bakery, Meat and Floral.

As of February 23, 2013 and February 25, 2012, approximately 23 percent and 22 percent, respectively, of the Company’s inventories were valued using the cost, weighted average cost and RIM methods under the FIFO method of inventory accounting. The remaining 17 percent and 18 percent of the Company’s inventories as of February 23, 2013 and February 25, 2012, respectively, were valued using the replacement cost approach under the FIFO method of inventory accounting. The replacement cost approach applied under the FIFO method results in inventories recorded at the lower of cost or market because of the very high inventory turnover and the resulting low inventory days supply for these items of inventory.

During fiscal 2013, 2012 and 2011, inventory quantities in certain LIFO layers were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of fiscal 2013, 2012 and 2011 purchases. As a result, Cost of sales decreased by $6, $9 and $5 in fiscal 2013, 2012 and 2011, respectively. If the FIFO method had been used to determine cost of inventories for which the LIFO method is used, the Company’s inventories would have been higher by approximately $211 and $207 as of February 23, 2013 and February 25, 2012, respectively.

The Company evaluates inventory shortages throughout each fiscal year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the end of each fiscal year.

Reserves for Closed Properties

The Company maintains reserves for costs associated with closures of retail stores, distribution centers and other properties that are no longer being utilized in current operations. The Company provides for closed property lease liabilities based on the present value of the remaining noncancellable lease payments after the closing date, reduced by estimated subtenant rentals that could be reasonably obtained for the property. The closed property lease liabilities usually are paid over the remaining lease terms, which generally range from one to 20 years. Adjustments to closed property reserves primarily relate to changes in subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known.

Planned Business Dispositions

The Company reviews the presentation of planned business dispositions in the Consolidated Financial Statements based on the available information and events that have occurred.

The review consists of evaluating whether the business meets the definition as a component for which the operations and cash flows are clearly distinguishable from the other components of the business, and whether it is anticipated that after the disposal the cash flows of the component would be eliminated from continuing operations and whether any significant continuing involvement would remain. In addition, the Company evaluates whether the business has met the criteria to be classified as a business held for sale. In order for a planned disposition to be classified as a business held for sale, the established criteria must be met as of the reporting date including an active program to market the business and the disposition of the business within one year.

Planned business dispositions are presented as discontinued operations when all the criteria described above are met. Operations of the business components meeting the discontinued operations requirements are presented as a separate line on the Consolidated Statements of Operations. Prior to disposition, the assets and liabilities of the business component planned to be disposed of are presented as separate lines within the Consolidated Balance Sheets.

Businesses held for sale are reviewed for recoverability of the carrying value of the business upon meeting the classification requirements. Evaluating the recoverability of the assets of a business classified as held for sale follows a defined order in which property and intangible assets subject to amortization are considered only after the recoverability of goodwill, indefinite lived intangible assets and other assets are assessed. After the valuation process is completed the held for sale business is reported at the lower of its carrying value or fair value less cost to sell and no additional depreciation or amortization expense is recognized. The carrying value of a held for sale business includes the portion of the accumulated other comprehensive loss associated with pension obligations of the operations of the business.

The anticipated loss on disposition of New Albertsons of $1,150 was recognized as of February 23, 2013 and is presented as a component of Current liabilities of discontinued operations in the Consolidated Balance Sheets. There are inherent judgments and estimates used in determining impairment charges. The sale of a business can result in the recognition of a gain or loss that differs from that anticipated prior to closing.

Property, Plant and Equipment, Net

Property, plant and equipment are carried at cost. Depreciation is based on the estimated useful lives of the assets using the straight-line method. Estimated useful lives generally are 10 to 40 years for buildings and major improvements, three to 10 years for equipment, and the shorter of the term of the lease or expected life for leasehold improvements and capitalized lease assets. Interest on property under construction of $4, $6 and $8 was capitalized in fiscal 2013, 2012 and 2011, respectively.

Goodwill and Intangible Assets

Goodwill

The Company reviews goodwill for impairment during the fourth quarter of each year, and also if events occur or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The reviews consist of comparing estimated fair value to the carrying value at the reporting unit level. The Company’s reporting units are the operating segments of the business which consist of Retail Food, Save-A-Lot and Independent Business. As of February 23, 2013, Goodwill balances existed in the Save-A-Lot and Independent Business reporting units. Fair values are determined by using both the market approach, applying a multiple of earnings based on the guideline publicly traded company method, and the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflect a weighted average cost of capital based on the Company’s industry, capital structure and risk premiums including those reflected in the current market capitalization. If management identifies the potential for impairment of goodwill, the fair value of the implied goodwill is calculated as the difference between the fair value of the reporting unit and the fair value of the underlying assets and liabilities, excluding goodwill. An impairment charge is recorded for any excess of the carrying value over the implied fair value.

The Company reviews the composition of its reporting units on an annual basis and on an interim basis if events or circumstances indicate that the composition of the Company’s reporting units may have changed. There were no changes in the Company’s reporting units as a result of the fiscal 2013 and 2012 reviews.

Intangible Assets

The Company also reviews intangible assets with indefinite useful lives, which primarily consist of trademarks and tradenames, for impairment during the fourth quarter of each year, and also if events or changes in circumstances indicate that the asset might be impaired. The reviews consist of comparing estimated fair value to the carrying value. Fair values of the Company’s trademarks and tradenames are determined primarily by discounting an assumed royalty value applied to management’s estimate of projected future revenues associated with the tradename. The royalty cash flows are discounted using rates based on the weighted average cost of capital discussed above and the specific risk profile of the tradenames relative to the Company’s other assets. Refer to Note 2—Goodwill and Intangible Assets in the accompanying Notes to Consolidated Financial Statements for the results of the goodwill and intangible assets with indefinite useful lives testing performed during fiscal 2013, 2012 and 2011.

Impairment of Long-Lived Assets

The Company monitors the recoverability of its long-lived assets such as buildings and equipment, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable, including current period losses combined with a history of losses or a projection of continuing losses, a significant decrease in the market value of an asset or the Company’s plans for store closures. When such events or changes in circumstances occur, a recoverability test is performed by comparing projected undiscounted future cash flows to the carrying value of the group of assets being tested.

If impairment is identified for long-lived assets to be held and used, the fair value is compared to the carrying value of the group of assets and an impairment charge is recorded for the excess of the carrying value over the fair value. For long-lived assets that are classified as assets held for sale, the Company recognizes impairment charges for the excess of the carrying value plus estimated costs of disposal over the estimated fair value. Fair value is based on current market values or discounted future cash flows using Level 3 inputs. The Company estimates fair value based on the Company’s experience and knowledge of the market in which the property is located and, when necessary, utilizes local real estate brokers. The Company’s estimate of undiscounted cash flows attributable to the asset groups included only future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group. Long-lived asset impairment charges are a component of Selling and administrative expenses in the Consolidated Statements of Operations.

The Company groups long-lived assets with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets, which historically has been at the geographic market level. The Company reviewed its long-lived asset grouping policy during the fourth quarter of fiscal 2013. During the review, the Company determined it would be more appropriate to evaluate long-lived assets for impairment at the store level of a geographic market within the Save-A-Lot segment which continued to show higher indicators of economic decline, and which led to revised operating market strategies. The Company determined that impairment of the long-lived assets within this asset group had occurred based on reviewing estimated cash flows, which were less than their carrying values. During the fourth quarter of fiscal 2013, based upon the results of impairment testing which indicated the carrying value exceeded the fair value of the revised asset group, the Company recorded a pre-tax non-cash impairment charge of approximately $8 related to a store level impairment review and a charge related to a geographic market in the Company’s Save-A-Lot segment.

Due to the ongoing business transformation and highly competitive environment, the Company will continue to evaluate its long-lived asset policy and current asset groups, to determine if additional modifications to the policy are necessary. Future changes to the Company’s assessment of its long-lived asset policy and changes in circumstances, operating results or other events may result in additional asset impairment testing and charges.

During fiscal 2013, the Company announced the closure of approximately 22 non-strategic stores within the Save-A-Lot segment including the exit of a geographic market, resulting in an impairment of $16 related to these stores’ long-lived assets. Refer to Note 3—Reserves for Closed Properties and Property, Plant and Equipment-Related Charges in the accompanying Notes to Consolidated Financial Statements.

In addition, the Company recorded an impairment charge of $5 in the Independent Business segment, based upon the results of impairment testing which indicated the carrying value exceeded the fair value of a distribution center held and used in operations.

Deferred Rent

The Company recognizes rent holidays, including the time period during which the Company has access to the property prior to the opening of the site, as well as construction allowances and escalating rent provisions, on a straight-line basis over the term of the operating lease. The deferred rents are included in Other current liabilities and Other long-term liabilities in the Consolidated Balance Sheets.

Self-Insurance Liabilities

The Company is primarily self-insured for workers’ compensation, automobile and general liability costs. It is the Company’s policy to record its self-insurance liabilities based on management’s estimate of the ultimate cost of reported claims and claims incurred but not yet reported and related expenses, discounted at a risk-free interest rate. The present value of such claims was calculated using discount rates ranging from 0.4 percent to 5.1 percent for fiscal 2013, 0.4 percent to 5.1 percent for fiscal 2012, and 0.6 percent to 5.1 percent for fiscal 2011.

Changes in the Company’s self-insurance liabilities consisted of the following:

	2013	2012	2011
Beginning balance	$81	$83	$77
Expense	29	23	32
Claim payments	(27)	(25)	(26)

Ending balance	83	81	83
Less current portion	(27)	(26)	(27)

Long-term portion	$56	$55	$56

The reserves for self-insurance are included in Other current liabilities and the long-term portion is included in Other long-term liabilities in the Consolidated Balance Sheets. The self-insurance liabilities as of the end of the fiscal year are net of discounts of $7 and $8 as of February 23, 2013 and February 25, 2012, respectively.

Benefit Plans

The Company recognizes the funded status of its Company sponsored defined benefit plans in its Consolidated Balance Sheets and gains or losses and prior service costs or credits not yet recognized as a component of other comprehensive income (loss), net of tax, in the Consolidated Statements of Comprehensive Loss and Consolidated Statement of Stockholders’ Equity. The Company sponsors pension and other postretirement plans in various forms covering substantially all employees who meet eligibility requirements. The determination of the Company’s obligation and related expense for Company-sponsored pension and other postretirement benefits is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts. These assumptions include, among other things, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and healthcare costs. These assumptions are disclosed in Note 12—Benefit Plans in the accompanying Notes to Consolidated Financial Statements. Actual results that differ from the assumptions are accumulated and amortized over future periods in accordance with accounting standards.

The Company contributes to various multiemployer pension plans under collective bargaining agreements, primarily defined benefit pension plans. Pension expense for these plans is recognized as contributions are funded. Refer to Note 12—Benefit Plans in the accompanying Notes to Consolidated Financial Statements for additional information on the Company’s participation in those multiemployer plans.

The Company also contributes to several employee 401(k) retirement savings plans. Benefit expense for these multiemployer plans is recognized as contributions are made to these plans.

Derivatives

The Company’s limited involvement with derivatives is primarily to manage its exposure to changes in energy prices utilized in the shipping process, and in the Company’s stores and warehouses. The Company uses derivatives only to manage well-defined risks. The Company does not use financial instruments or derivatives for any trading or other speculative purposes. The Company enters into energy commitments that it expects to utilize in the normal course of business. The fair value of the Company’s derivatives was insignificant as of February 23, 2013 and February 25, 2012.

Stock-Based Compensation

The Company uses the straight-line method to recognize compensation expense based on the fair value on the date of grant, net of the estimated forfeiture rate, over the requisite service period related to each award.

The fair value of stock options are estimated as of the date of grant using the Black-Scholes option pricing model using Level 3 inputs. The estimation of the fair value of stock options incorporates certain assumptions, such as risk-free interest rate and expected volatility, dividend yield and life of options.

The fair value of performance awards granted under the Company’s long-term incentive program (“LTIP”), are estimated as of the date of the grant using the Monte Carlo option pricing model using Level 3 inputs. Refer to Note 9—Stock-Based Awards in the accompanying Notes to the Consolidated Financial Statements for further discussion of LTIP performance awards. The fair value of certain performance awards contain a variable cash settlement feature that is measured at fair value on a recurring basis using Level 3 inputs. The estimation of the fair value of each performance award, including the cash settlement feature, incorporates certain assumptions such as risk-free interest rate and expected volatility, dividend yield and life of the awards. The fair value of the cash settlement features that is measured at fair value on a recurring basis was insignificant as of February 23, 2013 and February 25, 2012.

Income Taxes

Deferred income taxes represent future net tax effects resulting from temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be settled or realized. Refer to Note 8—Income Taxes in the accompanying Notes to the Consolidated Financial Statements for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income tax assets are reported as a current or noncurrent asset or liability based on the classification of the related asset or liability according to the expected date of reversal.

The Company is currently in various stages of audits, appeals or other methods of review with taxing authorities from various taxing jurisdictions. The Company establishes liabilities for unrecognized tax benefits in a variety of taxing jurisdictions when, despite management’s belief that the Company’s tax return positions are supportable, certain positions may be challenged and may need to be revised. The Company adjusts these liabilities in light of changing facts and circumstances, such as the progress of a tax audit. The Company also provides interest on these liabilities at the appropriate statutory interest rate. The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in Selling and administrative expenses in the Consolidated Statements of Operations.

Net Loss Per Share

Basic net earnings (loss) per share is calculated using net earnings (loss) available to stockholders divided by the weighted average number of shares outstanding during the period. Diluted net earnings (loss) per share is similar to basic net earnings (loss) per share except that the weighted average number of shares outstanding is determined after giving effect to the dilutive impacts of stock options, performance awards and restricted stock awards.

Reclassifications

As a result of the consummation of the NAI stock purchase agreement and the related sale of the Company’s NAI subsidiary, the operations and assets and liabilities of the Company’s former NAI businesses have been classified as discontinued operations in the Company’s Consolidated Financial Statements for all periods presented. Refer to Note 15—Discontinued Operations and Divestitures in the accompanying Notes to Consolidated Financial Statements for additional information regarding these discontinued operations.

Recently Adopted Accounting Standards

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued authoritative guidance through accounting standard update (“ASU”) 2011-05, which amended certain rules regarding the presentation of comprehensive income (loss). This amendment requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 became effective for the Company in the first quarter of fiscal 2013. In December 2011, the FASB deferred the provisions dealing with reclassification adjustments beyond ASU 2011-05’s effective date. The Company adopted this amended standard in the first quarter of fiscal 2013 by presenting separate Consolidated Statements of Comprehensive Loss immediately following the Consolidated Statements of Operations. This standard did not have a material effect on the Company’s Consolidated Financial Statements, as the standard only affected the disclosure of comprehensive income (loss).

Recently Issued Accounting Standards

In February 2013, the FASB issued authoritative guidance through ASU 2013-02 surrounding the presentation of items reclassified from Accumulated other comprehensive income (loss) to net income. This guidance requires entities to disclose, either in the notes to the consolidated financial statements or parenthetically on the face of the statement that reports comprehensive income (loss), items reclassified out of Accumulated other comprehensive income (loss) and into net earnings in their entirety and the effect of the reclassification on each affected Statement of Operations line item. In addition, for Accumulated other comprehensive income (loss) reclassification items that are not reclassified in their entirety into net earnings, a cross reference to other required accounting standard disclosures is required. This guidance is effective for the Company in the first quarter of fiscal 2014. The Company believes that the adoption of this guidance will not have a material impact on its financial condition or results of operations.

NOTE 2—GOODWILL AND INTANGIBLE ASSETS

Changes in the Company’s Goodwill and Intangible assets consisted of the following:

	February 26, 2011	Additions	Impairments	Other net adjustments	February 25, 2012	Additions	Impairments	Other net adjustments	February 23, 2013
Goodwill:
Retail Food goodwill	$887	$—	$—	$(1)	$886	$—	$—	$—	$886
Accumulated impairment losses	(794)	—	(92)	—	(886)	—	—	—	(886)

Total Retail Food goodwill, net	93	—	(92)	(1)	—	—	—	—	—
Save-A-Lot goodwill	137	—	—	—	137	—	—	—	137
Independent Business goodwill	710	—	—	—	710	—	—	—	710

Total goodwill	$940	$—	$(92)	$(1)	$847	$—	$—	$—	$847

	February 26, 2011	Additions	Impairments	Other net adjustments	February 25, 2012	Additions	Impairments	Other net adjustments	February 23, 2013
Intangible assets:
Trademarks and tradenames—indefinite useful lives	$14	$—	$—	$—	$14	$—	$(6)	$1	$9
Favorable operating leases, customer lists, customer relationships and other (accumulated amortization of $65 and $56 as of February 23, 2013 and February 25, 2012, respectively)	103	2	—	—	105	1	—	—	106
Non-compete agreements (accumulated amortization of $2 and $2 as of February 23, 2013 and February 25, 2012, respectively)	3	—	—	—	3	—	—	—	3

Total intangible assets	120	2	—	—	122	1	(6)	1	118
Accumulated amortization	(50)	(8)	—	—	(58)	(8)	—	(1)	(67)

Total intangible assets, net	$70				$64				$51

The Company applies a fair value based impairment test to the net book value of goodwill and intangible assets with indefinite useful lives on an annual basis and on an interim basis if events or circumstances indicate that an impairment loss may have occurred.

The Company conducted an annual impairment test of the net book value of goodwill and intangible assets with indefinite useful lives during the fourth quarter of fiscal 2013. The fair value of goodwill for the Company’s Save-A-Lot reporting was in excess of 100 percent of the $137 carrying value. The fair value of the Company’s Independent Business reporting unit exceeded its $710 carrying value by approximately 60 percent. The Company recorded a pre-tax non-cash impairment charge of $6 in the Independent Business segment for tradenames with indefinite useful lives during the fourth quarter of fiscal 2013.

Fair values of the Company’s tradenames were determined primarily by discounting an assumed royalty value applied to projected future revenues associated with the tradename based on management’s expectations of the current and future operating environment. The royalty cash flows are discounted using rates based on the weighted average cost of capital and the specific risk profile of the tradenames relative to the Company’s other assets. These estimates are impacted by variable factors including inflation, the general health of the economy and market competition. The calculation of the impairment charge contains significant judgments and estimates including weighted average cost of capital and the specified risk profile of the tradename and future revenue and profitability.

During the third and fourth quarters of fiscal 2012 and 2011 the Company’s stock price experienced a significant and sustained decline and the book value per share substantially exceeded the stock price. As a result, the Company performed reviews of goodwill and intangible assets with indefinite useful lives for impairment, which indicated that the carrying value of Retail Food’s goodwill and certain intangible assets with indefinite useful lives exceeded their estimated fair values. The Company recorded preliminary non-cash goodwill impairment charges of $54 during the third quarter of fiscal 2012 due to the significant and sustained decline in the Company’s market capitalization and updated discounted cash flows. The finalization of third quarter impairment charges and the results of the fourth quarter impairment review resulted in an additional non-cash goodwill impairment charge of $38 including an immaterial finalization to the third quarter preliminary charge. The impairment charge was due to the significant and sustained decline in the Company’s market capitalization as of and subsequent to the end of the fourth quarter of fiscal 2012 and was recorded in the Retail Food segment.

During fiscal 2012 the Company sold 10 retail fuel centers which were part of the Retail Food segment. The Company completed the sale during the third and fourth quarter of fiscal 2012.

For the full fiscal 2012 year the Company recorded non-cash goodwill impairment charges of $92 in the Retail Food segment. The calculation of the impairment charges contains significant judgments and estimates including weighted average cost of capital, future revenue, profitability, cash flows and fair values of assets and liabilities.

The Company undertook reviews for impairment of goodwill and intangible assets with indefinite useful lives twice during fiscal 2011. During the second quarter of fiscal 2011 the Company’s stock price had a significant and sustained decline and book value per share substantially exceeded the stock price. As a result, the Company completed an impairment review and recorded non-cash goodwill impairment charge of $110 within the Retail Food segment. The result of the fiscal 2011 annual review of goodwill and tradenames undertaken in the fourth quarter indicated no further reduction to the carrying value of goodwill or tradenames was required.

Amortization expense of intangible assets with definite useful lives of $8 was recorded in fiscal 2013, 2012 and 2011. Future amortization expense will average approximately $6 per year for the next five years.

NOTE 3—RESERVES FOR CLOSED PROPERTIES AND PROPERTY, PLANT AND EQUIPMENT-RELATED IMPAIRMENT CHARGES

Reserves for Closed Properties

The Company maintains reserves for costs associated with closures of retail stores, distribution centers and other properties that are no longer being utilized in current operations. The Company provides for closed property operating lease liabilities using a discount rate to calculate the present value of the remaining noncancellable lease payments after the closing date, reduced by estimated subtenant rentals that could be reasonably obtained for the property. Adjustments to closed property reserves primarily relate to changes in subtenant income or actual exit costs differing from original estimates.

Changes in the Company’s reserves for closed properties consisted of the following:

	2013	2012	2011
Beginning balance	$72	$96	$64
Additions	16	9	42
Payments	(22)	(26)	(23)
Adjustments	(5)	(7)	13

Ending balance	$61	$72	$96

During fiscal 2013, the Company recorded additional reserves primarily related to the closure of non-strategic stores announced during the second quarter and closed in the third and fourth quarters of fiscal 2013. During fiscal 2011, the Company recorded additional reserves primarily related to the closure of non-strategic stores announced and closed in the fourth quarter of fiscal 2011, which resulted in increased payments during fiscal 2012. Adjustments to reserves for closed properties are primarily related to changes in subtenant income.

Property, Plant and Equipment-Related Impairment Charges

During the second quarter of fiscal 2013, the Company announced the closure of approximately 22 non-strategic Save-A-Lot stores, resulting in impairment charges of $16, and during the third quarter of fiscal 2013, the Company recorded an impairment charge related to these closed stores’ operating leases of $10. The calculation of the closed property charges requires significant judgments and estimates including estimated subtenant rentals, discount rates, and future cash flows based on the Company’s experience and knowledge of the market in which the closed property is located, and previous efforts to dispose of similar assets and existing market conditions.

During the fourth quarter of fiscal 2013, the executive management team determined the Company would abandon certain capital projects in process, mainly related to software under development, and would cease use of certain other software support tools, all within the Retail Food and Corporate segments, resulting in an impairment of $191.

During the second quarter of fiscal 2013, the Company recorded $13 of property, plant and equipment charges related to abandoned software under development within the Retail Food segment.

During fiscal 2012, the Company recorded $3 of property, plant and equipment-related impairment charges. During fiscal 2011, the Company recorded $11 of property, plant and equipment-related impairment charges, of which $7 were recorded in the fourth quarter as a result of the closure of the non-strategic stores.

Additions and adjustments to the reserves for closed properties and property, plant and equipment-related impairment charges for fiscal 2013, 2012 and 2011 were primarily related to the Retail Food and Save-A-Lot segments, and were recorded as a component of Selling and administrative expenses in the Consolidated Statements of Operations.

NOTE 4—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consisted of the following:

	2013	2012
Land	$100	$103
Buildings	1,294	1,240
Property under construction	37	297
Leasehold improvements	688	652
Equipment	2,733	2,701
Capitalized lease assets	335	369

Total property plant and equipment	5,187	5,362
Accumulated depreciation	(3,277)	(3,063)
Accumulated amortization on capitalized lease assets	(210)	(200)

Total property, plant and equipment, net	$1,700	$2,099

Depreciation expense was $333, $321 and $320 for fiscal 2013, 2012 and 2011, respectively. Amortization expense related to capitalized lease assets was $23, $26 and $26 for fiscal 2013, 2012 and 2011, respectively.

NOTE 5—FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value are categorized using defined hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair value measurements, as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities;

Level 2	—	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	—	Unobservable inputs in which little or no market activity exists, requiring an entity to develop its own assumptions that market participants would use to value the asset or liability.

Impairment charges recorded during fiscal 2013, 2012 and 2011 discussed in Note 2—Goodwill and Intangible Assets and Note 3—Reserves for Closed Properties and Property, Plant and Equipment-Related Impairment Charges were measured at fair value using Level 3 inputs. The fair value of performance awards discussed in Note 9—Stock-Based Awards are measured at fair value on a recurring basis each reporting period using Level 3 inputs. The portion of the performance awards that are measured at fair value each reporting period as discussed in Note 1 and Note 9 are insignificant as of February 23, 2013 and February 25, 2012.

In fiscal 2013, long-lived assets with a carrying amount of $79 were written down to their fair value of $40, resulting in an impairment charge of $39, primarily related to the announced closing of approximately 22 non-strategic Save-A-Lot stores. In fiscal 2012, long-lived assets with a carrying amount of $10 were written down to their fair value of $7, resulting in an impairment charge of $3. Property, plant and equipment and favorable operating lease intangible related impairment charges were measured at fair value on a nonrecurring basis using Level 3 inputs and are a component of Selling and administrative expenses in the Consolidated Statements of Operations.

Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, receivables, accounts payable, accrued salaries and other current assets and liabilities, the fair values approximate carrying values due to their short maturities.

The estimated fair value of notes receivable was greater than the carrying value by $2 as of February 23, 2013. The estimated fair value of notes receivable approximated the carrying value as of February 25, 2012. The estimated fair value of notes receivable are calculated using a discounted cash flow approach applying a market rate for similar instruments using Level 3 inputs.

The estimated fair value of the Company’s long-term debt (including current maturities) was greater than the book value by approximately $57 and $62 as of February 23, 2013 and February 25, 2012, respectively. The estimated fair value was based on market quotes, where available, or market values for similar instruments, using Level 2 and 3 inputs.

NOTE 6—LONG-TERM DEBT

The Company’s long-term debt and capital lease obligations consisted of the following:

	February 23, 2013	February 25, 2012
8.00% Notes due May 2016	$1,000	$1,000
8.00% Secured Term Loan Facility due August 2018	834	—
7.50% Notes due November 2014	490	490
2.21% to 4.25% Revolving ABL Credit Facility due August 2017	207	—
Accounts Receivable Securitization Facility	40	55
1.65% to 4.75% Revolving Credit Facility and Variable Rate Notes due April 2015—April 2018	—	1,074
7.50% Notes due May 2012	—	282
Other	28	30
Net discount on debt, using an effective interest rate of 8.39% to 8.58%	(40)	(20)
Capital lease obligations	330	315

Total debt and capital lease obligations	2,889	3,226
Less current maturities of long-term debt and capital lease obligations	(74)	(345)

Long-term debt and capital lease obligations	$2,815	$2,881

Future maturities of long-term debt, excluding the net discount on the debt and capital lease obligations, as of February 23, 2013 consist of the following:

Fiscal Year
2014	$19
2015	556
2016	9
2017	1,008
2018	216
Thereafter	791

On August 30, 2012, the Company entered into two new credit agreements: (i) a five-year $1,650 (subject to borrowing base availability) asset-based revolving credit facility (the “Revolving ABL Credit Facility”), secured by the Company’s inventory, credit card receivables and certain other assets, which bore interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75 percent to 2.25 percent or prime plus 0.75 percent to 1.25 percent, with facility fees ranging from 0.25 percent to 0.375 percent, depending on utilization and (ii) a new six-year $850 term loan (the “Secured Term Loan Facility”), secured by a portion of the Company’s real estate and equipment, which bore interest at the rate of LIBOR plus 6.75 percent and included a floor on LIBOR set at 1.25 percent. These agreements replaced the Company’s senior secured credit facilities, which were composed of a $1,500 revolving credit facility under which $280 was outstanding, scheduled to mature in April 2015, a $574 term loan B-2 scheduled to mature in October 2015 and a $446 term loan B-3 scheduled to mature in April 2018. On August 30, 2012, the Company paid and capitalized $59 in loan origination and financing costs which is included in Other Assets in the Consolidated Balance Sheets. As discussed below, the Revolving ABL Credit Facility and the Secured Term Loan Facility were refinanced with two new credit agreements on March 21, 2013 in connection with the NAI Banner Sale.

Certain of the Company’s material subsidiaries were co-borrowers with the Company under the Revolving ABL Credit Facility, and the Revolving ABL Credit Facility was guaranteed by the rest of the Company’s material subsidiaries. To secure the obligations under the Revolving ABL Credit Facility, the Company granted a perfected first-priority security interest for the benefit of the Revolving ABL Credit Facility lenders in its present and future inventory, credit card and certain other receivables, prescription files and related assets. In addition, the obligations under the Revolving ABL Credit Facility were secured by second-priority liens on and security interests in the collateral securing the Secured Term Loan Facility, subject to certain limitations to ensure compliance with the Company’s outstanding debt instruments and leases.

The Secured Term Loan Facility was also guaranteed by the Company’s material subsidiaries. To secure their obligations under the Secured Term Loan Facility, the Company and the guarantors granted a perfected first-priority mortgage lien and security interest for the benefit of the Secured Term Loan Facility lenders in certain of their owned or ground-leased real estate and the equipment located on such real estate. As of February 23, 2013, there was $1,069 of owned or ground-leased real estate and associated equipment pledged as collateral, classified as Property, plant and equipment, net in the Consolidated Balance Sheets. In addition, the obligations under the Secured Term Loan Facility were secured by second-priority secured interests in the collateral securing the Revolving ABL Credit Facility, subject to certain limitations to ensure compliance with the Company’s outstanding debt instruments and leases.

The loans under the Secured Term Loan Facility could be voluntarily prepaid at any time, subject to a prepayment fee in certain circumstances. The Secured Term Loan Facility had required repayments, equal to 1.00 percent of the initial drawn balance each year, payable quarterly, with the entire remaining balance due at the six year anniversary of the inception date. In addition, the Company was required to apply net cash proceeds (as defined in the Secured Term Loan Facility) from certain types of asset sales in amounts ranging from 50 percent to 100 percent (excluding proceeds of the collateral security of the Revolving ABL Credit Facility and other secured indebtedness) to prepay the loans outstanding under the Secured Term Loan Facility. The Company was also required to prepay the loans outstanding by up to 50 percent of its annual excess cash flow (as defined in the Secured Term Loan Facility). As of February 23, 2013, the loans outstanding under the Secured Term Loan Facility had a remaining principal balance of $834 at LIBOR plus 6.75 percent and included a LIBOR floor of 1.25 percent, of which $9 was classified as current.

As of February 23, 2013, there was $207 of outstanding borrowings under the Revolving ABL Credit Facility at rates ranging from LIBOR plus 2.00 percent to prime plus 1.00 percent. Facility fees under this facility were 0.250 percent. Letters of credit outstanding under the Revolving ABL Credit Facility were $360 at fees up to 2.125 percent and the unused available credit under the Revolving ABL Credit Facility was $857. As of February 23, 2013, the Revolving ABL Credit Facility was secured on a first priority basis by $2,092 of assets included in Inventories, all of the Company’s pharmacy scripts, included in Intangible assets, net and all credit card receivables of wholly-owned stores, included in Cash and cash equivalents in the Consolidated Balance Sheets.

In November 2011, the Company amended and extended its accounts receivable securitization program until November 2014. The Company had the ability to borrow up to $200 on a revolving basis, with borrowings secured by eligible accounts receivable, which remained under the Company’s control. As of February 23, 2013, there was $40 of outstanding borrowings under this facility at 1.98 percent. Facility fees on the unused portion are 0.70 percent. As of February 23, 2013, there was $282 of accounts receivable pledged as collateral, classified in Receivables in the Consolidated Balance Sheet. As discussed below, this facility was repaid and terminated on March 21, 2013 in connection with the NAI Banner Sale.

In 2006, the Company issued $500 of senior unsecured notes bearing an interest rate of 7.50% due in 2014. In 2009, the Company issued $1,000 of senior unsecured notes bearing an interest rate of 8.00% due in 2016. These senior unsecured notes contain operating covenants, including limitations on liens and on sale and leaseback transactions. The Company was in compliance with all such covenants and provisions for all periods presented.

As of February 23, 2013 and February 25, 2012, the Company had $18 and $28, respectively, of debt with current maturities that are classified as long-term debt due to the Company’s intent to refinance such obligations with the Revolving Credit Facility or other long-term debt.

Refer to Note 16—Subsequent Events in the accompanying Notes to the Consolidated Financial Statements for information related to the Company’s debt refinancing transactions, which occurred subsequent to fiscal 2013 and were related to the sale of New Albertsons.

NOTE 7—LEASES

The Company leases certain retail stores, distribution centers, office facilities and equipment from third parties. Many of these leases include renewal options and, to a limited extent, include options to purchase. Future minimum lease payments to be made by the Company for noncancellable operating leases and capital leases as of February 23, 2013, consist of the following:

	Lease Obligations
Fiscal Year	Operating Leases	Capital Leases
2014	$114	$56
2015	113	52
2016	97	49
2017	80	44
2018	60	42
Thereafter	174	208

Total future minimum obligations	$638	451

Less interest		(121)

Present value of net future minimum obligations		330
Less current obligations		(55)

Long-term obligations		$275

Total future minimum obligations have not been reduced for future minimum subtenant rentals of $49 under certain operating subleases.

Rent expense and subtenant rentals under operating leases consisted of the following:

	2013	2012	2011
Minimum rent	$127	$118	$133
Contingent rent	6	2	—

	133	120	133
Subtenant rentals	(13)	(15)	(28)

	$120	$105	$105

The Company leases certain property to third parties under both operating and direct financing leases. Under the direct financing leases, the Company leases buildings to independent retail customers with terms ranging from one to seven years. Future minimum lease and subtenant rentals under noncancellable leases as of February 23, 2013, consist of the following:

	Lease Receipts
Fiscal Year	Operating Leases	Direct Financing Leases
2014	$11	$2
2015	8	2
2016	7	2
2017	6	—
2018	4	—
Thereafter	4	1

Total minimum lease receipts	$40	7

Less unearned income		(1)

Net investment in direct financing leases		6
Less current portion		(2)

Long-term portion		$4

The carrying value of owned property leased to third parties under operating leases was as follows:

	2013	2012
Property, plant and equipment	$4	$6
Less accumulated depreciation	(3)	(3)

Property, plant and equipment, net	$1	$3

NOTE 8—INCOME TAXES

The provision for income taxes consisted of the following:

	2013	2012	2011
Current
Federal	$(98)	$(92)	$(39)
State	(9)	(8)	(3)

Total current	(107)	(100)	(42)
Deferred	(56)	59	(18)

Total income tax benefit	$(163)	$(41)	$(60)

The difference between the actual tax provision and the tax provision computed by applying the statutory federal income tax rate to Losses before income taxes is attributable to the following:

	2013	2012	2011
Federal taxes based on statutory rate	$(149)	$(53)	$(91)
State income taxes, net of federal benefit	(13)	(9)	(5)
Goodwill and intangible asset impairment	—	32	40
Tax contingency	1	(5)	3
Change in valuation allowance	(3)	(5)	—
Other	1	(1)	(7)

Total income tax benefit	$(163)	$(41)	$(60)

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company’s deferred tax assets and liabilities consisted of the following:

	2013	2012
Deferred tax assets:
Compensation and benefits	$367	$377
Self-insurance	20	24
Property, plant and equipment and capitalized lease assets	110	98
Loss on sale of discontinued operations	1,341	—
Net operating loss carryforwards	22	22
Other	104	155

Gross deferred tax assets	1,964	676
Valuation allowance	(1,358)	(12)

Total deferred tax assets	606	664

Deferred tax liabilities:
Property, plant and equipment and capitalized lease assets	(204)	(285)
Inventories	(28)	(41)
Intangible assets	(21)	(19)
Other	(19)	(3)

Total deferred tax liabilities	(272)	(348)

Net deferred tax asset	$334	$316

Net deferred tax assets of $334 as of February 23, 2013 reflect long-term deferred tax assets of $345 recorded in Deferred tax assets in the Consolidated Balance Sheets and current deferred tax liabilities of $11 recorded in Other current liabilities. Net deferred tax assets of $316 as of February 25, 2012 reflect long-term deferred tax assets of $268 recorded in Deferred tax assets in the Consolidated Balance Sheets and current deferred tax assets of $48 recorded in Other current assets.

The Company has valuation allowances to reduce deferred tax assets to the amount that is more-likely-than-not to be realized. The Company currently has state net operating loss (“NOL”) carryforwards of $448 for tax purposes. The NOL carryforwards expire beginning in 2014 and continuing through 2032 and have a $16 valuation allowance. The sale of NAI results in an allocation of tax expense between continuing and discontinued operations. Included in discontinued operations is the recognition of the additional tax basis in the shares of NAI offset by a valuation allowance on the capital loss that will result from the sale of shares. The Company has recorded a valuation allowance against the projected capital loss because there is no current evidence that the capital loss will be used prior to its expiration.

Changes in the Company’s unrecognized tax benefits consisted of the following:

	2013	2012	2011
Beginning balance	$165	$182	$133
Increase based on tax positions related to the current year	5	14	18
Decrease based on tax positions related to the current year	(1)	(1)	(1)
Increase based on tax positions related to prior years	83	21	41
Decrease based on tax positions related to prior years	(62)	(46)	(9)
Decrease due to lapse of statute of limitations	(3)	(5)	—

Ending balance	$187	$165	$182

Included in the balance of unrecognized tax benefits as of February 23, 2013, February 25, 2012 and February 26, 2011 are tax positions of $60 net of tax, $67 net of tax, and $82 net of tax, respectively, which would reduce the Company’s effective tax rate if recognized in future periods.

The Company expects to resolve $5, net, of unrecognized tax benefits within the next 12 months, representing several individually insignificant income tax positions. These unrecognized tax benefits represent items in which the Company may not prevail with certain taxing authorities, based on varying interpretations of the applicable tax law. The Company is currently in various stages of audits, appeals or other methods of review with taxing authorities from various taxing jurisdictions. The resolution of these unrecognized tax benefits would occur as a result of potential settlements from these negotiations. Based on the information available as of February 23, 2013, the Company does not anticipate significant additional changes to its unrecognized tax benefits.

The Company recognized expense related to interest and penalties, net of settlement adjustments, of $20, $2 and $10 for fiscal 2013, 2012 and 2011, respectively. In addition to the liability for unrecognized tax benefits, the Company had a liability of $60 and $40 as of February 23, 2013 and February 25, 2012, respectively, related to accrued interest and penalties for uncertain tax positions recorded in Other current liabilities and Other long-term liabilities in the Consolidated Balance Sheets. The Company settled various audits during fiscal 2013 and fiscal 2012 resulting in payments of less than $1 for interest and penalties.

The Company is currently under examination or other methods of review in several tax jurisdictions and remains subject to examination until the statute of limitations expires for the respective taxing jurisdiction or an agreement is reached between the taxing jurisdiction and the Company. As of February 23, 2013, the Company is no longer subject to federal income tax examinations for fiscal years before 2008 and in most states is no longer subject to state income tax examinations for fiscal years before 2006.

NOTE 9—STOCK-BASED AWARDS

As of February 23, 2013, the Company has stock options, restricted stock awards and performance awards (collectively referred to as “stock-based awards”) outstanding under the following plans: 2012 Stock Plan, 2007 Stock Plan, 2002 Stock Plan, 1997 Stock Plan, 1993 Stock Plan, Albertsons Amended and Restated 1995 Stock-Based Incentive Plan and the Albertsons 2004 Equity and Performance Incentive Plan. The Company’s 2012 Stock Plan, as approved by stockholders in fiscal 2013, is the only plan under which stock-based awards may be granted. The 2012 Stock Plan provides that the Board of Directors or the Leadership Development and Compensation Committee of the Board (the “Compensation Committee”) may determine at the time of grant whether each stock-based award granted will be a non-qualified or incentive stock-based award under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The terms of each stock-based award will be determined by the Board of Directors or the Compensation Committee. Generally, stock-based awards granted prior to fiscal 2006 have a term of 10 years, from fiscal 2006 to fiscal 2012 stock-based awards granted generally have a term of seven years and starting in fiscal 2013 stock-based awards granted generally have a term of 10 years.

Stock options are granted to key salaried employees and to the Company’s non-employee directors to purchase common stock at an exercise price not less than 100 percent of the fair market value of the Company’s common stock on the date of grant. Prior to fiscal 2013 stock options vested over four years and starting in fiscal 2013 stock options vest in three years. Restricted stock awards are also awarded to key salaried employees. The vesting of restricted stock awards granted is determined at the discretion of the Board of Directors or the Compensation Committee. The restrictions on the restricted stock awards generally lapse between one and five years from the date of grant and the expense is recognized over the lapsing period. Performance awards as part of the long-term incentive program are granted to key salaried employees.

As of February 23, 2013, there were 20 reserved shares under the 2012 Stock Plan available for stock-based awards. Common stock is delivered out of treasury stock upon the exercise of stock-based awards. The provisions of future stock-based awards may change at the discretion of the Board of Directors or the Compensation Committee.

Long-Term Incentive Plans

In May 2012, the Company granted 5 performance award units to certain employees under the SUPERVALU INC. 2007 Stock Plan as part of the Company’s long-term incentive program (“2013 LTIP”). Payout of the award will be based on the increase in share price over the three-year service period ending May 1, 2015, and will be settled in the Company’s stock.

The grant date fair value used to determine compensation expense associated with the performance grant was calculated utilizing a Monte Carlo simulation. The assumptions related to the valuation of the Company’s 2013 LTIP consisted of the following:

2013
Dividend yield	4.1%
Volatility rate	45.8%
Risk-free interest rate	0.4%
Expected life	3.0 years

The grant date fair value of the 2013 LTIP award was $1.38 per award unit. At the end of the three-year service period, the award units will be converted to shares based on the aggregate award value as determined by multiplying the award units by the increase in the Company share price over the service period above the $5.77 grant date share price. The aggregate award will be divided by the closing market price as of May 1, 2015, to determine the number of shares awarded.

In April 2011, the Company granted performance awards to employees under the SUPERVALU INC. 2007 Stock Plan as part of the Company’s LTIP. Payout of the award, if at all, will be based on the highest payout under the terms of the grant based on the increase in market capitalization over the service period, or the achievement of financial goals for the three-year period ending February 22, 2014. Awards will be settled equally in cash and the Company’s stock.

To determine the fair value under the performance grant, the Company uses the Monte Carlo method. The significant assumptions relating to the valuation of the Company’s LTIP performance awards consisted of the following:

2012
Dividend yield	0.0 – 4.6%
Volatility rate	47.0 – 51.6%
Risk-free interest rate	0.2 – 1.2%
Expected life	1.2 – 3.1 years

The grant date fair value of the 2012 LTIP award was $2.40 per share. The fair value of the cash settled portion of the award is classified as a liability and is remeasured each reporting period. As of February 23, 2013 the fair value of the cash portion of the award was $0.03 per share. The minimum payout value of cash and stock is $0 and the aggregate maximum amount the Company could be required to payout is $177.

Stock Options

Stock options granted, exercised and outstanding consisted of the following:

	Shares Under Option (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value (In thousands)
Outstanding, February 25, 2012	18,413	$28.90
Granted	9,370	2.54
Exercised	(9)	2.28
Canceled and forfeited	(5,528)	23.32

Outstanding, February 23, 2013	22,246	$19.20	4.63	$10,402

Vested and expected to vest in the future as of February 23, 2013	21,001	$20.15	4.34	$9,117
Exercisable as of February 23, 2013	13,242	$29.73	1.69	$113

On July 17, 2012, the Company’s Board of Directors granted non-qualified stock options to the Company’s Chief Executive Officer, and the Board of Directors granted non-qualified stock options to certain employees, under the Company’s 2012 Stock Plan. The Company granted 8 stock options with a weighted average grant date fair value of $0.98 per share as part of a broad-based employee incentive initiative designed to retain and motivate employees across the Company as it pursues its business transformation strategy. These options vest over three years.

On February 4, 2013, the Company’s Board of Directors granted 2 stock options to the Company’s Chief Executive Officer. The stock options have a grant date fair of $1.40 per share. These options vest over three years. The Company used the Black Scholes option pricing model to estimate the fair value of the options at grant date based upon the following assumptions.

The Company used the Black Scholes option pricing model to estimate the fair value of the options at grant date based upon the following assumptions:

2013
Dividend yield	1.0 – 2.1%
Volatility rate	42.3 – 61.2%
Risk-free interest rate	0.4 – 0.6%
Expected option life	4.5 – 6.0 years

Restricted Stock Awards

Restricted stock award activity consisted of the following:

	Restricted Stock (In thousands)	Weighted Average Grant-Date Fair Value
Outstanding, February 25, 2012	444	$17.96
Granted	1,482	6.05
Lapsed	(220)	10.03
Canceled and forfeited	(263)	10.19

Outstanding, February 23, 2013	1,443	$7.83

On April 24, 2012 the Company granted 1 shares of restricted stock awards to certain employees under the company’s fiscal 2012 bonus plan at a fair value of $6.15 per share. The restricted stock awards will vest over a three year period from the date of grant.

Compensation Expense

The components of pre-tax stock-based compensation expense (included primarily in Selling and administrative expenses in the Consolidated Statements of Operations) and related tax benefits were as follows:

	2013	2012	2011
Stock-based compensation	$13	$13	$14
Income tax benefits	(5)	(5)	(5)

Stock-based compensation (net of tax)	$8	$8	$9

The Company realized excess tax shortfalls of $2 related to stock-based awards during fiscal 2013, 2012 and 2011.

Unrecognized Compensation Expense

As of February 23, 2013, there was $19 of unrecognized compensation expense related to unvested stock-based awards granted under the Company’s stock plans. The expense is expected to be recognized over a weighted average remaining vesting period of approximately two years.

On March 20, 2013, in conjunction with the completion of the Tender Offer the Company’s Board of Directors deemed the completion of the offer a change-in-control for the purposes of the Company’s outstanding stock-based awards allowing for vesting acceleration under certain stock-based awards. Refer to Note 16 — Subsequent Events in the accompanying Notes to Consolidated Financial Statements.

NOTE 10—TREASURY STOCK PURCHASE PROGRAM

On June 24, 2010, the Board of Directors of the Company adopted and announced a new annual share purchase program authorizing the Company to purchase up to $70 of the Company’s common stock. Stock purchases will be made primarily from the cash generated from the settlement of stock options. This annual authorization program replaced the previously existing share purchase program and expired June 30, 2011.

During fiscal 2011, the Company purchased 0.2 shares under the previously existing share purchase program at an average cost of $12.97 per share. The Company did not purchase any shares during fiscal 2013 or 2012.

NOTE 11—NET LOSS PER SHARE

The following table reflects the calculation of basic and diluted net loss per share:

	2013	2012	2011
Net loss per share from continuing operations—basic:
Net loss from continuing operations available to common stockholders	$(263)	$(110)	$(200)
Weighted average shares outstanding—basic	212	212	212

Net loss per share from continuing operations—basic	$(1.24)	$(0.52)	$(0.94)

Net loss per share from continuing operations—diluted:
Net loss from continuing operations used for diluted net earnings per share calculation	$(263)	$(110)	$(200)
Weighted average shares outstanding—basic	212	212	212
Dilutive impact of options and restricted stock outstanding	—	—	—

Weighted average shares outstanding—diluted	212	212	212

Net loss per share from continuing operations—diluted	$(1.24)	$(0.52)	$(0.94)

Options and restricted stock of 25, 21 and 24 shares were outstanding during fiscal 2013, 2012 and 2011, respectively, but were excluded from the computation of diluted net loss per share because they were antidilutive.

NOTE 12—BENEFIT PLANS

Substantially all employees of the Company and its subsidiaries are covered by various contributory and non-contributory pension, profit sharing or 401(k) plans. Most union employees participate in multiemployer retirement plans under collective bargaining agreements, unless the collective bargaining agreement provides for participation in plans sponsored by the Company. In addition to sponsoring both defined benefit and defined contribution pension plans, the Company provides healthcare and life insurance benefits for eligible retired employees under postretirement benefit plans. The Company also provides certain health and welfare benefits, including short-term and long-term disability benefits to inactive disabled employees prior to retirement. The terms of the postretirement benefit plans vary based on employment history, age and date of retirement. For many retirees, the Company provides a fixed dollar contribution and retirees pay contributions to fund the remaining cost.

Effective December 31, 2007, the Company authorized amendments to the SUPERVALU Retirement Plan and certain supplemental executive retirement benefit plans whereby service crediting ended in these plans and no employees will become eligible to participate in these plans after December 31, 2007. Pay increases continued to be reflected in the amount of benefit earned in these plans until December 31, 2012.

Effective August 23, 2011, the Company amended the SUPERVALU Retiree Benefit Plan to modify benefits provided by the plan. The result of this amendment was a reduction in the other postretirement benefit obligation of $39 with a corresponding decrease to other comprehensive loss, net of tax.

The benefit obligation, fair value of plan assets and funded status of the defined benefit pension plans and other postretirement benefit plans consisted of the following:

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
Change in Benefit Obligation
Benefit obligation at beginning of year	$2,745	$2,287	$116	$148
Plan Amendment	—	—	—	(52)
Service cost	—	—	2	2
Interest cost	123	126	5	7
Transfers	—	(3)	—	—
Actuarial loss	119	415	(9)	17
Benefits paid	(94)	(80)	(5)	(6)

Benefit obligation at end of year	2,893	2,745	109	116

Changes in Plan Assets
Fair value of plan assets at beginning of year	1,827	1,723	—	—
Actual return on plan assets	205	110	—	—
Employer contributions	93	77	5	6

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
Plan participants’ contributions	—	—	4	8
Benefits paid	(94)	(83)	(9)	(14)

Fair value of plan assets at end of year	2,031	1,827	—	—

Funded status at end of year	$(862)	$(918)	$(109)	$(116)

For the defined benefit pension plans, the benefit obligation is the projected benefit obligation. For other postretirement benefit plans, the benefit obligation is the accumulated postretirement benefit obligation. The Company’s accumulated benefit obligation for the defined benefit pension plans was $2,893 and $2,739 as of February 23, 2013 and February 25, 2012, respectively.

Amounts recognized in the Consolidated Balance Sheets consisted of the following:

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
Accrued vacation, compensation and benefits	$(2)	$(2)	$(7)	$(7)
Pension and other postretirement benefit obligations	(860)	(916)	(102)	(109)

	$(862)	$(918)	$(109)	$(116)

Amounts recognized in accumulated other comprehensive loss for the defined benefit pension plans and other postretirement benefit plans consists of the following:

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
Prior service benefit	$—	$—	$57	$70
Net actuarial loss	(928)	(992)	(46)	(60)

Total recognized in accumulated other comprehensive loss	$(928)	$(992)	$11	$10

Total recognized in accumulated other comprehensive loss, net of tax	$(570)	$(610)	$7	$6

The Company has recognized $49 as Accumulated other comprehensive loss, net of tax of the divested defined benefit pension plan associated with its Shaw’s banner. The unfunded benefit obligations of the divested defined benefit pension plan associated with its Shaw’s banner of $108 at February 23, 2013, are included in the Long-term liabilities of discontinued operations in the Consolidated Balance Sheets.

Net periodic benefit expense (income) for defined benefit pension plans and other postretirement benefit plans consisted of the following:

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Net Periodic Benefit Cost
Service cost	$—	$—	$—	$2	$2	$2
Interest cost	123	126	125	5	7	8
Expected return on plan assets	(133)	(114)	(112)	—	—	—
Amortization of prior service benefit	—	—	—	(12)	(9)	(6)
Amortization of net actuarial loss	111	88	63	6	4	2
Settlement	—	2	9	—	—	—

Net periodic benefit cost	101	102	85	1	4	6

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Loss)
Prior service benefit	—	—	—	—	(52)	—
Amortization of prior service benefit	—	—	—	13	9	6
Net actuarial loss (gain)	46	417	(11)	(7)	16	13

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Net Periodic Benefit Cost
Amortization of net actuarial loss	(110)	(88)	(63)	(6)	(4)	(2)

Total recognized in other comprehensive income (loss)	(64)	329	(74)	—	(31)	17

Total recognized in net periodic benefit expense and other comprehensive income (loss)	$37	$431	$11	$1	$(27)	$23

The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic benefit cost for the defined benefit pension plans during fiscal 2014 is $101. The estimated net amount of prior service benefit and net actuarial loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive losses into net periodic benefit cost during fiscal 2014 is $7.

At February 25, 2012, the Company converted to the 2012 Static Mortality Table for Annuitants and Non-Annuitants for calculating the pension and postretirement obligations and the fiscal 2013 expense. The impact of this change increased the February 25, 2012 projected benefit obligation by $10 and the accumulated postretirement benefit obligation by $1. This change also increased the fiscal 2013 defined benefit pension plans expense by $2. The Static Mortality Table for Annuitants and Non-Annuitants is published annually and reflects a static projection of mortality improvements which are projected forward each year. The Company used the 2013 Static Mortality Table for Annuitants and Non-Annuitants to calculate the pension and postretirement obligations.

Assumptions

Weighted average assumptions used to determine benefit obligations and net periodic benefit cost consisted of the following:

	2013	2012	2011
Benefit obligation assumptions:
Discount rate (2)	4.25%	4.55%	5.60%
Rate of compensation increase	2.00%	2.00%	2.00%
Net periodic benefit cost assumptions: (1)
Discount rate (2)	4.55%	5.60%	6.00%
Rate of compensation increase	2.00%	2.00%	3.00%
Expected return on plan assets (3)	7.25%	7.50%	7.75%

(1)	Net periodic benefit cost is measured using weighted average assumptions as of the beginning of each year.
(2)	The Company reviews and selects the discount rate to be used in connection with its pension and other postretirement obligations annually. In determining the discount rate, the Company uses the yield on corporate bonds (rated AA or better) that coincides with the cash flows of the plans’ estimated benefit payouts. The model uses a yield curve approach to discount each cash flow of the liability stream at an interest rate specifically applicable to the timing of each respective cash flow. The model totals the present values of all cash flows and calculates the equivalent weighted average discount rate by imputing the singular interest rate that equates the total present value with the stream of future cash flows. This resulting weighted average discount rate is then used in evaluating the final discount rate to be used by the Company.
(3)	Expected long-term return on plan assets is estimated by utilizing forward-looking, long-term return, risk and correlation assumptions developed and updated annually by the Company. These assumptions are weighted by the actual or target allocation to each underlying asset class represented in the pension plan asset portfolio. The Company also assesses the expected long-term return on plan assets assumption by comparison to long-term historical performance on an asset class to ensure the assumption is reasonable. Long-term trends are also evaluated relative to market factors such as inflation, interest rates, and fiscal and monetary policies in order to assess the capital market assumptions.

The Company calculates its expected return on plan assets by using the market related value of plan assets. The market related value of plan assets is determined by adjusting the actual fair value of plan assets for unrecognized gains or losses on plan assets. Unrecognized gains or losses represent the difference between actual returns and expected returns on plan assets for each fiscal year and are recognized by the Company evenly over a three year period. Since the market-related value of assets recognizes gains or losses over a three-year period, the future value of assets will be impacted as previously deferred gains or losses are recognized.

For those retirees whose health plans provide for variable employer contributions, the assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation before and after age 65 was 7.50 percent, as of February 23, 2013. The assumed healthcare cost trend rate for retirees before and after age 65 will decrease by 0.25 percent for each of the next four years, through fiscal 2017, 0.50 percent in fiscal 2018, and 1.0 percent in fiscal 2019, until it reaches the ultimate trend rate of 5.0 percent. For those retirees whose health plans provide for a fixed employer contribution rate, a healthcare cost trend is not applicable. The healthcare cost trend rate assumption would have the following impact on the amounts reported. A 100 basis point change in the trend rate would impact the Company’s service and interest cost by approximately $1 for fiscal 2013. A 100 basis point decrease in the trend rate would impact the Company’s accumulated postretirement benefit obligation as of the end of fiscal 2013 by approximately $7, while a 100 basis point increase would impact the Company’s accumulated postretirement benefit obligation by approximately $10.

Pension Plan Assets

Plan assets are held in a master trust and invested in separately managed accounts and other commingled investment vehicles holding domestic and international equity securities, domestic fixed income securities and other investment classes. The Company employs a total return approach whereby a diversified mix of asset class investments are used to maximize the long-term return of plan assets for an acceptable level of risk. Alternative investments are also used to enhance risk-adjusted long-term returns while improving portfolio diversification. Risk management is managed through diversification across asset classes, multiple investment manager portfolios and both general and portfolio-specific investment guidelines. Risk tolerance is established through careful consideration of the plan liabilities, plan funded status and the Company’s financial condition. This asset allocation policy mix is reviewed annually and actual versus target allocations are monitored regularly and rebalanced on an as-needed basis. Plan assets are invested using a combination of active and passive investment strategies. Passive, or “indexed” strategies, attempt to mimic rather than exceed the investment performance of a market benchmark. The plan’s active investment strategies employ multiple investment management firms. Managers within each asset class cover a range of investment styles and approaches and are combined in a way that controls for capitalization, and style biases (equities) and interest rate exposures (fixed income) versus benchmark indices. Monitoring activities to evaluate performance against targets and measure investment risk take place on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

The asset allocation targets and the actual allocation of pension plan assets are as follows:

Asset Category	Target	2013	2012
Domestic equity	30.5%	32.9%	33.9%
International equity	14.0%	15.3%	17.8%
Private equity	8.0%	5.4%	4.8%
Fixed income	37.5%	37.3%	35.0%
Real estate	10.0%	9.1%	8.5%

Total	100.0%	100.0%	100.0%

The following is a description of the valuation methodologies used for investments measured at fair value:

Common stock—Valued at the closing price reported in the active market in which the individual securities are traded.

Common collective trusts—Valued at net asset value (“NAV”), which is based on the fair value of the underlying securities owned by the fund and divided by the number of shares outstanding. The NAV unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

Corporate bonds—Valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.

Government securities—Certain government securities are valued at the closing price reported in the active market in which the security is traded. Other government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

Mortgage backed securities—Valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.

Private equity and Real estate partnerships—Valued using the most recent general partner statement of fair value, updated for any subsequent partnership interests’ cash flows or expected changes in fair value.

Mutual funds—Mutual funds are valued at the closing price reported in the active market in which the individual securities are traded.

Synthetic guaranteed investment contract—Valued by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

Other—Valued under an approach that maximizes observable inputs, such as gathering consensus data from the market participant’s best estimate of mid-market for actual trades or positions held.

The valuation methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuations methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

The fair value of assets of the Company’s benefit plans held in a master trust as of February 23, 2013, by asset category, consisted of the following:

	Level 1	Level 2	Level 3	Total
Common stock	$554	$—	$—	$554
Common collective trusts—fixed income	—	247	—	247
Common collective trusts—equity	—	335	—	335
Government securities	60	92	—	152
Mutual funds	51	221	—	272
Corporate bonds	—	183	—	183
Real estate partnerships	—	—	136	136
Private equity	—	—	110	110
Mortgage-backed securities	—	35	—	35
Other	3	4	—	7

Total plan assets at fair value	$668	$1,117	$246	$2,031

The fair value of assets of the Company’s benefit plans held in a master trust as of February 25, 2012, by asset category, consisted of the following:

	Level 1	Level 2	Level 3	Total
Common stock	$548	$—	$—	$548
Common collective trusts—fixed income	—	258	—	258
Common collective trusts—equity	—	301	—	301
Government securities	108	83	—	191
Mutual funds	1	180	—	181
Corporate bonds	—	102	—	102
Real estate partnerships	—	—	113	113
Private equity	—	—	88	88
Mortgage-backed securities	—	39	—	39
Other	—	6	—	6

Total plan assets at fair value	$657	$969	$201	$1,827

The following is a summary of changes in the fair value for level 3 investments for 2013 and 2012:

	Real Estate Partnerships	Private Equity
Beginning balance, February 26, 2011	$87	$59
Purchases	17	27
Sales	(2)	(6)
Unrealized gains	11	8
Realized gains and losses	—	—

Ending balance, February 25, 2012	113	88
Purchases	15	20
Sales	—	(7)
Unrealized gains	8	9
Realized gains and losses	—	—

Ending balance, February 23, 2013	$136	$110

Contributions

The Company expects to contribute approximately $120 to $130 to its defined benefit pension plans and postretirement benefit plans in fiscal 2014. The Company’s funding policy for the defined benefit pension plans is to contribute the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws, and its agreement with the PBGC described above with consideration given to contributing larger amounts. The Company will recognize contributions in accordance with applicable regulations, with consideration given to recognition for the earliest plan year permitted.

The Company’s funding policy for the defined benefit pension plans is to contribute the minimum contribution amount required under ERISA and the Pension Protection Act of 2006 as determined by the Company’s external actuarial consultant. At the Company’s discretion, additional funds may be contributed to the pension plan. The Company may accelerate contributions or undertake contributions in excess of the minimum requirements from time to time subject to the availability of cash in excess of operating and financing needs or other factors as may be applicable. The Company assesses the relative attractiveness of the use of cash including expected return on assets, discount rates, cost of debt, reducing or eliminating required PBGC variable rate premiums or in order to achieve exemption from participant notices of underfunding. In addition, the Company has entered into an agreement with the PBGC relating to the NAI Banner Sale where it has agreed to contribute in excess of the minimum required amounts by additional contributions of $25 by the end of fiscal 2015, an additional $25 by the end of fiscal 2016 and an additional $50 by the end of fiscal 2017. Refer to Note 16—Subsequent Events in the accompanying Notes to the Consolidated Financial Statements for additional information on the Company’s benefit plan agreements related to the sale of New Albertsons, which occurred subsequent to fiscal 2013.

Estimated Future Benefit Payments

The estimated future benefit payments to be paid from the Company’s defined benefit pension plans and other postretirement benefit plans, which reflect expected future service, are as follows:

Fiscal Year	Pension Benefits	Other Postretirement Benefits
2014	$110	$7
2015	116	7
2016	123	7
2017	130	7
2018	139	8
Years 2019-2023	813	40

Defined Contribution Plans

The Company sponsors several defined contribution and profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code. Employees may contribute a portion of their eligible compensation to the plans on a pre-tax basis. The Company matches a portion of employee contributions in cash into the employee’s investment options. The total amount contributed by the Company to the plans is determined by plan provisions or at the discretion of the Company. Total employer contribution expenses for these plans were $17, $23 and $30 for fiscal 2013, 2012 and 2011, respectively. Matching contributions were reduced or eliminated in January 2013 for most employees. Plan assets also include 7 and 5 shares of the Company’s common stock as of February 23, 2013 and February 25, 2012, respectively.

Post-Employment Benefits

The Company recognizes an obligation for benefits provided to former or inactive employees. The Company is self-insured for certain disability plans programs, the primary benefits paid to inactive employees prior to retirement. As of February 23, 2013, the obligation for post-employment benefits was $43, with $23 included in Accrued vacation, compensation and benefits, and $20 included in Other long-term liabilities.

Multiemployer Pension Plans

The Company contributes to various multiemployer pension plans under collective bargaining agreements, primarily defined benefit pension plans. These multiemployer plans generally provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Plan trustees typically are responsible for determining the level of benefits to be provided to participants as well as the investment of the assets and plan administration. Trustees are appointed in equal number by employers and unions parties to the collective bargaining agreement.

Expense is recognized in connection with these plans as contributions are funded, in accordance with U.S. generally accepted accounting standards. The Company contributed $38, $38 and $37 to these plans for fiscal years 2013, 2012 and 2011, respectively. The risks of participating in these multiemployer plans are different from the risks associated with single-employer plans in the following respects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If the Company chooses to stop participating in some multiemployer plans, or makes market exits or store closures or otherwise has participation in the plan drop below certain levels, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans is outlined in the table below. The EIN-Pension Plan Number column provides the Employee Identification Number (“EIN”) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act zone status (“PPA”) available in 2013 and 2012 relates to the plans’ two most recent fiscal year-ends. The zone status is based on information that the Company received from the plan and is certified by each plan’s actuary. Among other factors, red zone status plans are generally less than 65 percent funded and are considered in critical status, plans in yellow zone or orange zone status are less than 80 percent funded and are considered endangered or seriously endangered status, and green zone plans are at least 80 percent funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented by the trustees of each plan.

Certain plans have been aggregated in the All Other Multiemployer Pension Plans line in the following table, as the contributions to each of these plans are not individually material. None of the Company’s collective bargaining agreements require that a minimum contribution be made to these plans. Finally, the number of employees covered by the Company’s multiemployer plans decreased by 2 percent from 2013 to 2012 and by 6 percent from 2012 to 2011, affecting the period-to-period comparability of the contributions for years 2013, 2012 and 2011. The reduction in covered employees corresponded to store closures and reductions in headcount.

At the date the financial statements were issued, Forms 5500 were generally not available for the plan years ending in 2012.

The following table contains information about the Company’s multiemployer plans:

	EIN—Pension Plan Number	Plan Month/Day End Date	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented	Contributions			Surcharges Imposed (1)	Amortization Provisions
Pension Fund			2013	2012		2013	2012	2011
Minneapolis Food Distributing Industry Pension Plan	416047047-001	12/31	Yellow	Yellow	Implemented	9	9	9	No	Yes
Central States, Southeast and Southwest Areas Pension Fund	366044243-001	12/31	Red	Red	Implemented	9	9	9	No	Yes
Minneapolis Retail Meat Cutters and Food Handlers Pension Fund	410905139-001	2/28	Yellow	Yellow	Implemented	8	7	6	No	No
UFCW Unions and Participating Employers Pension Plan	526117495-002	12/31	Red	Red	Implemented	3	4	3	Yes	Yes
Western Conference of Teamsters Pension Plan	916145047-001	12/31	Green	Green	No	2	3	3	No	Yes
UFCW Union Local 655 Food Employers Joint Pension Plan	436058365-001	12/31	Red	Red	Implemented	2	2	2	Yes	Yes
UFCW Unions and Employers Pension Plan	396069053-001	10/31	Red	Red	Implemented	2	2	2	Yes	Yes
All Other Multiemployer Pension Plans (2)						3	2	3

Total						$38	$38	$37

(1)	PPA surcharges are 5 percent or 10 percent of eligible contributions and may not apply to all collective bargaining agreements or total contributions to each plan.

(2)	All Other Multiemployer Pension Plans includes 16 plans, none of which are individually significant when considering employer’s contributions to the plan, severity of the underfunded status or other factors. The following table describes the expiration of the Company’s collective bargaining agreements associated with the significant multiemployer plans in which the Company participates:

Pension Fund	Range of Collective Bargaining Agreement Dates	Total Collective Bargaining Agreements	Expiration Date	% of Associates under Collective Bargaining Agreement (1)	Over 5% Contribution 2013
Minneapolis Food Distributing Industry Pension Plan	6/01/2010 – 05/31/2013	1	05/31/2013	100.0%	Yes
Central States, Southeast and Southwest Areas Pension Fund	3/30/2008 – 05/31/2016	11	09/15/2013	32.8%	No
Minneapolis Retail Meat Cutters and Food Handlers Pension Fund	3/01/2010 – 03/01/2014	2	03/01/2014	96.8%	Yes
UFCW Unions and Participating Employers Pension Plan	7/08/2012 – 07/12/2014	2	07/12/2014	67.8%	Yes
Western Conference of Teamsters Pension Plan	9/19/2010 – 09/15/2015	8	07/12/2014	43.5%	No
UFCW Union Local 655 Food Employers Joint Pension Plan	5/17/2010 – 05/12/2013	1	05/12/2013	100.0%	Yes
UFCW Unions and Employers Pension Plan	3/06/2011 – 04/06/2013	1	04/06/2013	100.0%	Yes

(1)	Company participating employees in the most significant collective bargaining agreement as a percent of all Company employees participating in the respective fund.

Multiemployer Postretirement Benefit Plans Other than Pensions

The Company also makes contributions to multiemployer health and welfare plans in amounts set forth in the related collective bargaining agreements. These plans provide medical, dental, pharmacy, vision, and other ancillary benefits to active employees and retirees as determined by the trustees of each plan. The vast majority of the Company’s contributions benefit active employees and as such, may not constitute contributions to a postretirement benefit plan. However, the Company is unable to separate contribution amounts to postretirement benefit plans from contribution amounts paid to active plans.

The Company contributed $90, $90 and $102 for fiscal 2013, 2012 and 2011, respectively, to multiemployer health and welfare plans. If healthcare provisions within these plans cannot be renegotiated in a manner that reduces the prospective healthcare cost as the Company intends, the Company’s Selling and administrative expenses could increase in the future.

Collective Bargaining Agreements

As of February 23, 2013, the Company had approximately 35,000 employees. Approximately 15,000 employees are covered by collective bargaining agreements. During fiscal 2013, 13 collective bargaining agreements covering 5,500 employees were renegotiated and four collective bargaining agreements covering approximately 135 employees expired without their terms being renegotiated. Negotiations are expected to continue with the bargaining units representing the employees subject to those agreements. During fiscal 2014, 22 collective bargaining agreements covering approximately 6,000 employees are scheduled to expire.

NOTE 13—COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

Guarantees

The Company has guaranteed certain leases, fixture financing loans and other debt obligations of various retailers as of February 23, 2013. These guarantees were generally made to support the business growth of independent retail customers. The guarantees are generally for the entire terms of the leases or other debt obligations with remaining terms that range from less than one year to 17 years, with a weighted average remaining term of approximately nine years. For each guarantee issued, if the independent retail customer defaults on a payment, the Company would be required to make payments under its guarantee. Generally, the guarantees are secured by indemnification agreements or personal guarantees of the independent retail customer. The Company reviews performance risk related to its guarantees of independent retail customers based on internal measures of credit performance. As of February 23, 2013, the maximum amount of undiscounted payments the Company would be required to make in the event of default of all guarantees was $84 and represented $60 on a discounted basis. Based on the indemnification agreements, personal guarantees and results of the reviews of performance risk, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote. Accordingly, no amount has been recorded in the Consolidated Balance Sheets for these contingent obligations under the Company’s guarantee arrangements.

The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

In the ordinary course of business, the Company enters into supply contracts to purchase products for resale and purchase and service contracts for fixed asset and information technology commitments. These contracts typically include either volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations. As of February 23, 2013, the Company had approximately $364 of non-cancelable future purchase obligations. The Company is a party to a variety of contractual agreements under which the Company may be obligated to indemnify the other party for certain matters, which indemnities may be secured by operation of law or otherwise, in the ordinary course of business. These contracts primarily relate to the Company’s commercial contracts, operating leases and other real estate contracts, financial agreements, agreements to provide services to the Company and agreements to indemnify officers, directors and employees in the performance of their work. While the Company’s aggregate indemnification obligation could result in a material liability, the Company is not aware of any matters that are expected to result in a material liability.

Refer to Note 16—Subsequent Events in the accompanying Notes to Consolidated Financial Statements for information regarding the Company’s guarantees of certain debt obligations of American Stores Company, a subsidiary NAI, subsequent to February 23, 2013.

Legal Proceedings

The Company is subject to various lawsuits, claims and other legal matters that arise in the ordinary course of conducting business. In the opinion of management, based upon currently-available facts, it is remote that the ultimate outcome of any lawsuits, claims and other proceedings will have a material adverse effect on the overall results of the Company’s operations, its cash flows or its financial position.

In September 2008, a class action complaint was filed against the Company, as well as International Outsourcing Services, LLC (“IOS”), Inmar, Inc., Carolina Manufacturer’s Services, Inc., Carolina Coupon Clearing, Inc. and Carolina Services, in the United States District Court in the Eastern District of Wisconsin. The plaintiffs in the case are a consumer goods manufacturer, a grocery co-operative and a retailer marketing services company who allege on behalf of a purported class that the Company and the other defendants (i) conspired to restrict the markets for coupon processing services under the Sherman Act and (ii) were part of an illegal enterprise to defraud the plaintiffs under the Federal Racketeer Influenced and Corrupt Organizations Act. The plaintiffs seek monetary damages, attorneys’ fees and injunctive relief. The Company intends to vigorously defend this lawsuit, however all proceedings have been stayed in the case pending the result of the criminal prosecution of certain former officers of IOS.

In December 2008, a class action complaint was filed in the United States District Court for the Western District of Wisconsin against the Company alleging that a 2003 transaction between the Company and C&S Wholesale Grocers, Inc. (“C&S”) was a conspiracy to restrain trade and allocate markets. In the 2003 transaction, the Company purchased certain assets of the Fleming Corporation as part of Fleming Corporation’s bankruptcy proceedings and sold certain assets of the Company to C&S which were located in New England. Since December 2008, three other retailers have filed similar complaints in other jurisdictions. The cases have been consolidated and are proceeding in the United States District Court for the District of Minnesota. The complaints allege that the conspiracy was concealed and continued through the use of non-compete and non-solicitation agreements and the closing down of the distribution facilities that the Company and C&S purchased from each other. Plaintiffs are seeking monetary damages, injunctive relief and attorneys’ fees. On July 5, 2011, the District Court granted the Company’s Motion to Compel Arbitration for those plaintiffs with arbitration agreements and plaintiffs appealed. On July 16, 2012, the District Court denied plaintiffs’ Motion for Class Certification and on January 11, 2013, the District Court granted the Company’s Motion for Summary Judgment and dismissed the case regarding the non-arbitration plaintiffs. Plaintiffs have appealed these decisions. On February 12, 2013, the 8th Circuit reversed the District Court decision requiring plaintiffs with arbitration agreements to arbitrate and the Company filed a Petition with the 8th Circuit for an En Banc Rehearing.

On October 24, 2012, the Office of Self-Insurance Plans, a program within the director’s office of the California Department of Industrial Relations (the “DIR”), notified the Company that additional security was required to be posted in connection with the Company’s California self-insured workers’ compensation obligations of New Albertsons and certain other subsidiaries pursuant to applicable regulations. The notice from the DIR stated that the additional security was required as a result of an increase in estimated future liabilities, as determined by the DIR pursuant to a review of the self-insured California workers’ compensation claims with respect to the applicable businesses, and a decline in the Company’s net worth. A security deposit of $271 was demanded in addition to security of $427 provided through the Company’s participation in California’s Self-Insurer’s Security Fund. The Company has appealed this demand. The California Self-Insurers’ Security Fund (the “Fund”) has attempted to create a secured interest in certain assets of New Albertsons for the total amount of the additional security deposit. The dispute with the Fund and the DIR has been resolved through a settlement agreement as part of the NAI Banner Sale and the primary obligation to the Fund and the DIR has been retained by NAI following the NAI Banner Sale.

Predicting the outcomes of claims and litigation and estimating related costs and exposures involves substantial uncertainties that could cause actual outcomes, costs and exposures to vary materially from current expectations. The Company regularly monitors its exposure to the loss contingencies associated with these matters and may from time to time change its predictions with respect to outcomes and its estimates with respect to related costs and exposures. With respect to the two pending matters discussed above, the Company believes the chance of a negative outcome is remote. It is possible, although management believes it is remote, that material differences in actual outcomes, costs and exposures relative to current predictions and estimates, or material changes in such predictions or estimates, could have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

NOTE 14—SEGMENT INFORMATION

Refer to the Consolidated Segment Financial Information for financial information concerning the Company’s operations and financial position by reportable segment.

The Company’s operating segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance internally. The Company’s chief operating decision maker is the Chief Executive Officer.

The Company offers a wide variety of grocery products, general merchandise and health and beauty care, pharmacy, fuel and other items and services. The Company’s business is classified by management into three reportable segments: Retail Food, Save-A-Lot and Independent Business. These reportable segments are three distinct businesses, each with a different customer base, marketing strategy and management structure. The Company reviews its reportable segments on an annual basis, or more frequently if events or circumstances indicate a change in reportable segments has occurred.

The Retail Food segment derives revenues from the sale of groceries at retail locations operated by the Company. The Save-A-Lot segment derives revenues from the sale of groceries at retail locations operated and licensed by the Company (both the Company’s own stores and stores licensed by the Company to which the Company distributes wholesale products). The Independent Business reportable segment derives revenues from wholesale distribution to independently owned retail food stores, mass merchants and other customers (collectively referred to as “independent retail customers”). Substantially all of the Company’s operations are domestic.

The Company offers a wide variety of nationally advertised brand name and private-label products, primarily including grocery (both perishable and nonperishable), general merchandise and health and beauty care, pharmacy and fuel, which are sold through the Company’s owned and licensed and franchised retail stores to shoppers and through its Independent Business to independent retail customers. The amounts and percentages of Net sales for each group of similar products sold in the Retail Food, Save-A-Lot and Independent Business segments consisted of the following:

	2013		2012		2011
Retail Food:
Nonperishable grocery products (1)	$2,689	16%	$2,820	17%	$2,938	17%
Perishable grocery products (2)	1,428	8	1,461	8	1,508	8
Pharmacy products	512	3	483	3	465	3
Fuel	77	—	126	1	110	1
Other	30	—	31	—	33	—

	4,736	27%	4,921	29%	5,054	29%
Save-A-Lot:
Nonperishable grocery products (1)	$2,865	17%	$2,925	17%	$2,705	15%
Perishable grocery products (2)	1,330	8	1,296	7	1,185	7

	4,195	25%	4,221	24%	3,890	22%
Independent Business:
Product sales to independent retail customers	$8,160	48%	$8,194	47%	$8,400	49%
Services to independent retail customers	6	—	—	—	13	—

	8,166	48%	8,194	47%	8,413	49%

Net sales	$17,097	100%	$17,336	100%	$17,357	100%

(1)	Includes such items as dry goods, general merchandise, health and beauty care, beverages, dairy, frozen foods, and candy
(2)	Includes such items as meat, produce, deli and bakery

NOTE 15—DISCONTINUED OPERATIONS AND DIVESTITURES

Discontinued Operations

On January 10, 2013, the Company, AB Acquisition LLC (“AB Acquisition”) and NAI, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) providing for the sale by the Company of its Albertsons, Acme, Jewel-Osco, Shaw’s and Star Market banners and related Osco and Sav-on in-store pharmacies (collectively, the “NAI Banners”) to AB Acquisition. The stock sale (or “divestiture”) closed on March 21, 2013. The Company received net proceeds of approximately $100, and notes receivable of approximately $44 in exchange for the stock of NAI. AB Acquisition also assumed approximately $3,200 of debt and capital leases. In addition, AB Acquisition also assumed the underfunded status of NAI related share of the multiemployer pension plans to which the Company contributes. AB Acquisition’s portion of the unfunded status of the multiemployer pension plans was estimated to be approximately $1,138 before tax, based on the Company’s estimated “proportionate share” of underfunding calculated as of February 23, 2013.

In connection with the Stock Purchase Agreement, the Company has entered into various agreements with AB Acquisition related to on-going operations, including a Transition Services Agreement (“TSA”) with each of NAI and Albertson’s LLC and operating and supply agreements. The initial terms of these arrangements vary from 12 months to 5 years, are generally subject to renewal upon mutual agreement by the parties thereto and also includes termination provisions that can be exercised by each party. The Company has determined that the continuing cash flows generated by these arrangements are not significant in proportion to the cash flows of the Company had the stock sale not occurred and that the arrangements do not provide the Company the ability to influence the operating or financial policies of the NAI Banners. Accordingly the above arrangements do not constitute significant continuing involvement in the operations of the NAI Banners. Therefore, the operations of the NAI Banners are presented as discontinued operations in the Consolidated Financial Statements for fiscal 2013, 2012 and 2011.

As the net assets of the NAI Banners met the held for sale criteria, the Company assessed the long-lived assets for impairment and then compared the carrying value of the total net assets to be sold (the disposal group) to their estimated fair value based on the proceeds expected to be received and debt assumed by AB Acquisition pursuant to the Stock Purchase Agreement less the estimated costs to sell. In the fourth quarter of fiscal 2013 the Company recorded an intangible asset impairment charge of $84 in addition to an intangible asset impairment charge of $74 recorded in the second quarter of fiscal 2013, to write-down the intangible assets of the NAI Banners to their estimated fair value. The Company recorded a preliminary estimated pre-tax loss on contract for the disposal of NAI of approximately $1,150 and recorded a pre-tax Property, plant and equipment related impairment of $203 which are included in Loss from discontinued operations, net of tax on the Consolidated Statement of Operations. This estimated loss on contract will be subject to finalization based on the balances as of the sale closing date of March 21, 2013, which is in the Company’s first fiscal quarter of 2014, and may differ materially to this preliminary estimate. The Company determined the pre-tax Property, plant and equipment related impairment using level 3 inputs.

The net assets, operating results, and cash flows of the NAI Banners have been presented separately as discontinued operations in the Consolidated Financial Statements for fiscal 2013, 2012 and 2011. The net assets, operating results, and cash flows of the Total Logistic Control have been presented separately as discontinued operations in the Consolidated Financial Statements for fiscal 2011. The Company has allocated interest related to debt that will be assumed by AB Acquisition to discontinued operations. Interest expense related to such debt and included in discontinued operations was $281, $263, and $319 for the years ended February 23, 2013, February 25, 2012 and February 26, 2011, respectively.

The following is a summary of the Company’s operating results and certain other directly attributable expenses that are included in discontinued operations for the years ended February 23, 2013, February 25, 2012 and February 26, 2011:

	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)
Net sales	$17,230	$18,764	$20,177
Loss before income taxes from discontinued operations	(1,238)	(876)	(1,263)

Income tax provision (benefit)	(35)	54	47
Loss from discontinued operations, net of tax	$(1,203)	$(930)	$(1,310)

The Company will continue to sell certain products to the NAI Banners subsequent to the stock sale. The amounts of the intercompany sales, which approximate related costs, were $236, $240 and $245 years ended February 23, 2013, February 25, 2012 and February 26, 2011.

The Company will continue to provide certain back office support to the disposed NAI Banners after the sale under the TSA for which it expects to earn incremental annual TSA fees of approximately $158, net of TSA fees historically recognized under its existing TSA agreement with Albertson’s, LLC. In addition, the Company will receive transitional TSA fees of $60 in the first year of the agreement. The historical fees recognized under the existing TSA, reflected in the Consolidated Statement of Operations as a reduction of Selling and administrative expenses, were $42, $47 and $50 years ended February 23, 2013, February 25, 2012 and February 26, 2011. The historical shared service center costs incurred to support back office functions related to the NAI Banners were incurred as administrative overhead and not specifically charged to the NAI Banners.

During the fourth quarter of fiscal 2011, the Company divested the Total Logistic Control business for $205 in cash and recognized a $62 pre-tax gain. The gain, along with the results of Total Logistic Control, are presented as part of discontinued operations, are related to the Independent Business segment and were recorded as a component of Selling and administrative expenses in the Consolidated Statements of Operations.

The following is a summary of the assets and liabilities of discontinued operations as of February 23, 2013 and February 25, 2012:

	February 23, 2013	February 25, 2012
Assets
Cash and cash equivalents	$77	$93
Receivables, net	215	231
Inventories, net	1,155	1,242
Other current assets	47	50

Total current assets	1,494	1,616

Property, plant and equipment, net	3,767	4,263
Intangible assets, net	555	746
Other assets	655	419

Total assets	$6,471	$7,044

Liabilities
Accounts payable	$652	$797
Accrued vacation, compensation and benefits	217	257
Current maturities of long-term debt and capital lease obligations	212	43
Accrued loss on contract	1,140	—
Other current liabilities	480	509

Total current liabilities of discontinued operations	2,701	1,606

Long-term debt and capital lease obligations	2,832	2,986
Pension and other postretirement benefit obligations	109	101
Other long-term liabilities	850	899

Total liabilities	$6,492	5,592

Net assets (liabilities) of discontinued operations	$(21)	$1,452

Divestitures

During the second quarter of fiscal 2012, the Company announced it had reached an agreement to sell 107 fuel centers which were part of the Retail Food segment. The Company received $89 in cash and recognized a pre-tax loss of $7 during fiscal 2012, of which $1 and $6 of the pre-tax loss is presented as continuing operations and discontinued operations, respectively, related to the sale of the fuel centers. The Company finalized the sale of the fuel centers during the third and fourth quarters of fiscal 2012.

NOTE 16—SUBSEQUENT EVENTS

On March 21, 2013, the Company completed the sale of NAI for $100 in cash subject to working capital adjustments, and the assumption of certain debt and capital lease obligations of approximately $3,200, which were retained by NAI.

Concurrently with the execution of the Stock Purchase Agreement, the Company entered into a Tender Offer Agreement (the “Tender Offer Agreement”) with Symphony Investors, LLC, owned by a Cerberus Capital Management, L.P. (“Cerberus”)-led investor consortium (“Symphony Investors”) and Cerberus, pursuant to which, upon the terms and subject to the conditions of the Tender Offer Agreement, and contingent upon the NAI Banner Sale, Symphony Investors tendered for up to 30 percent of the issued and outstanding common stock of the Company at a purchase price of $4.00 per share in cash (the “Tender Offer”). Approximately 12 shares were validly tendered, representing approximately 5.5 percent of the issued and outstanding shares at the time of the Tender Offer expiration on March 20, 2013. All shares that were validly tendered and not properly withdrawn were accepted for payment in accordance with the terms of Tender Offer. In addition, pursuant to the terms of the Tender Offer Agreement, on March 21, 2013, SUPERVALU issued approximately 42 additional shares of common stock (approximately 19.9 percent of outstanding shares prior to the share issuance) to Symphony Investors at the Tender Offer price per share of $4.00, resulting in $170 in cash proceeds to the Company, which brought Symphony Investors ownership percent to 21.2 percent after the share issuance. Cash proceeds from the share issuance provided additional cash inflows from financing activities of $170 during the first quarter of fiscal 2014, which were used to reduce outstanding borrowings under the ABL Facility described below. The share issuance will have a dilutive effect on future net earnings (loss) per share due to the additional 42 shares outstanding.

Following the sale of NAI, the Company remains contingently liable with respect to certain self-insurance commitments as a result of parental guarantees issued by SUPERVALU INC. with respect to the obligations of NAI that were incurred while NAI was a subsidiary of the Company. The total amount of all such guarantees was $411 and represented $369 on a discounted basis. Because NAI remains a primary obligor on these self-insurance obligations, the Company believes that the likelihood that it will be required to assume a material amount of these obligations is remote. Accordingly, no amount has been recorded in the Consolidated Balance Sheets for these parent guarantees.

On March 21, 2013, the Company entered into (i) an amended and restated five-year $1,000 asset-based revolving credit facility (the “ABL Facility”), secured by the Company’s inventory, credit card receivables and certain other assets, which will bear interest at the rate of LIBOR plus 1.75 percent to LIBOR plus 2.25 percent, depending on utilization and (ii) a new six-year $1,500 term loan (the “Term Loan Facility”), secured by substantially all of the Company’s real estate, equipment and certain other assets, which will bear interest at the rate of LIBOR plus 5.00 percent and include a floor on LIBOR set at 1.25 percent (collectively, the “Refinancing Transactions”).

The proceeds of the Refinancing Transactions were used to replace the Company’s existing five-year $1,650 Revolving ABL Credit Facility, the existing $850 Secured Term Loan Facility and the $200 accounts receivable securitization facility, and refinanced the $490 of 7.5% senior notes due 2014.

In connection with the Refinancing Transactions, the Company paid financing costs of approximately $80, of which approximately $65 will be capitalized and $15 will be expensed. In addition, the Company will recognize a non-cash charge of approximately $38 for the write-off of existing unamortized financing costs and $22 for the accelerated amortization of original issue discount on the existing term loan.

Certain of the Company’s material subsidiaries are co-borrowers under the ABL Facility, and the ABL Facility is guaranteed by the rest of the Company’s material subsidiaries (the Company and those subsidiaries named as borrowers and guarantors under the ABL Facility, the “ABL Loan Parties”). To secure their obligations under the ABL Facility, the ABL Loan Parties have granted a perfected first-priority security interest for the benefit of the ABL Facility lenders in its present and future inventory, credit card, wholesale trade, pharmacy and certain other receivables, prescription files and related assets. In addition, the obligations under the ABL Facility are secured by second-priority liens on and security interests in the collateral securing the Term Loan Facility, subject to certain limitations to ensure compliance with the Company’s outstanding debt instruments and leases.

The revolving loans under the ABL Facility may be voluntarily prepaid in certain minimum principal amounts, in whole or in part, without premium or penalty, subject to breakage or similar costs. The Company and those subsidiaries named as borrowers under the ABL Facility are required to repay the revolving loans in cash and provide cash collateral under the ABL Facility to the extent that the revolving loans and letters of credit exceed the lesser of the borrowing base then in effect or the aggregate amount of the ABL Facility lenders’ commitments under the ABL Facility.

The Term Loan Facility is also guaranteed by the Company’s material subsidiaries (together with the Company, the “Term Loan Parties”). To secure their obligations under the Term Loan Facility, the Company granted a perfected first-priority mortgage lien and security interest for the benefit of the Term Loan Facility lenders in the Term Loan Parties’ equity investment in Moran Foods, LLC, the parent entity of the Company’s Save-A-Lot business and substantially all of the Term Loan Parties’ intellectual property, and agreed to grant first priority liens and security interests on certain of the Term Loan Parties’ owned or ground leased real estate within 90 days after the closing of the Term Loan Facility and certain additional equipment of the Term Loan Parties within 120 days after the closing of the Term Loan Facility, subject to any extensions that may be granted. In addition, the obligations of the Term Loan Parties under the Term Loan Facility are secured by second-priority security interests in the collateral securing the ABL Facility.

The loans under the Term Loan Facility may be voluntarily prepaid in certain minimum principal amounts, subject to the payment of breakage or similar costs and, in certain circumstances, a prepayment fee. Pursuant to the Term Loan Facility, the Company must, subject to certain customary reinvestment rights, apply 100 percent of Net Cash Proceeds (as defined in the Term Loan Credit Facility) from certain types of asset sales (excluding proceeds of the collateral security of the ABL Facility and other secured indebtedness) to prepay the loans outstanding under the Term Loan Facility. Also, beginning with the Company’s fiscal year ending February 22, 2014, the Company must prepay loans outstanding under the Term Loan Facility no later than 90 days after the fiscal year end in an aggregate principal amount equal to a percentage (which percentage ranges from 0 to 50 percent depending on the Company’s Total Secured Leverage Ratio (as defined in the Term Loan Facility) as of the last day of such fiscal year) of Excess Cash Flow (as defined in the Term Loan Facility) for the fiscal year then ended minus any voluntary prepayments made during such fiscal year with Internally Generated Cash (as defined in the Term Loan Facility).

The Company’s credit facilities and certain long-term debt agreements have restrictive covenants and cross-default provisions which generally provide, subject to the Company’s right to cure, for the acceleration of payments due in the event of a breach of a covenant or a default in the payment of a specified amount of indebtedness due under certain other debt agreements. The Company was in compliance with all such covenants and provisions for all periods presented.

On March 20, 2013, in conjunction with the completion of the Tender Offer the Company’s Board of Directors deemed the completion of the Tender Offer and issuance of common stock to Symphony Investors a change-in-control for the purposes of the Company’s outstanding stock-based awards which allowed for the acceleration of vesting under certain stock-based awards. The deemed change-in-control may result in the immediate acceleration of the award, or may allow acceleration of the award only if certain other events occur. As a result of this action, the 2013 and 2012 long-term incentive program awards were immediately accelerated resulting in the recognition of the remaining unamortized stock-based compensation and, as the awards were underwater, the pay-out to employees was insignificant. Outstanding options granted prior to May of fiscal 2011 were also immediately accelerated resulting in the recognition of the remaining unamortized costs. The deemed change-in-control resulted in acceleration of options granted after May of fiscal 2011 and outstanding restricted stock awards for certain employees also meeting certain qualifying criteria. The Company anticipates recognizing $10 of stock-based compensation expense in the first quarter of fiscal 2014 as a result of the deemed change-in-control.

The Company and AB Acquisition entered into a binding term sheet with the PBGC relating to issues regarding the effect of the NAI Banner Sale on certain SUPERVALU retirement plans. The agreement requires that the Company will not pay any dividends to its stockholders at any time for the period beginning on January 9, 2013 and ending on the earliest of (i) March 21, 2018, (ii) the date on which the total of all contributions made to the SUPERVALU Retirement Plan that were made to the SUPERVALU Retirement Plan on or after the closing date of the NAI Banner Sale is at least $450 and (iii) the date on which SUPERVALU’s unsecured credit rating is BB+ from Standard & Poor’s or Ba1 from Moody’s (such earliest date, the end of the “PBGC Protection Period”). SUPERVALU has also agreed to make certain contributions to the SUPERVALU Retirement Plan in excess of the minimum required contributions at or before the ends of fiscal years 2015—2017 (where such fiscal years end during the PBGC Protection Period), and AB Acquisition has agreed to provide a guarantee to the PBGC for such excess payments.

The Company has guaranteed certain debt obligations of American Stores Company (“ASC”) on ASC’s $467 notes outstanding. In connection with the sale of NAI, AB Acquisition assumed the ASC debt but the existing guarantee as provided to the ASC bondholders will not be released, and the Company continues as guarantor. Concurrently with the sale of NAI, AB Acquisition entered into an agreement with the Company to indemnify the Company for any consideration used to satisfy the guarantee by depositing $467 million in cash into an escrow account, which will give the Company first priority interest and the trustee of the ASC bondholders’ second priority interest in the collateral balance.

On March 26, 2013, the Company announced plans to reduce its national workforce by an estimated 1,100 positions, including current positions and open jobs. These reductions will predominantly occur during the Company’s first and second quarter of fiscal 2014. The Company anticipates recognizing severance charges of approximately $25 to $30 during the first quarter of fiscal 2014 with respect to this workforce reduction which is incremental to the $27 recognized during the fourth quarter of fiscal 2013.

UNAUDITED QUARTERLY FINANCIAL INFORMATION

(In millions, except per share data)

Unaudited quarterly financial information for SUPERVALU INC. and subsidiaries is as follows:

	Fiscal 2013
	First (16 weeks)	Second (12 weeks)	Third (12 weeks)	Fourth (12 weeks)	Fiscal Year (52 weeks)
Net sales	$5,237	$3,929	$4,041	$3,890	$17,097
Gross profit	$707	$519	$521	$547	$2,294
Net loss from continuing operations(1)	$(18)	$(56)	$(15)	$(174)	$(263)
Net earnings (loss)	$41	$(111)	$16	$(1,412)	$(1,466)
Net loss per share from continuing operations—diluted(2)	$(0.08)	$(0.26)	$(0.07)	$(0.82)	$(1.24)
Net earnings (loss) per share—diluted(3)	$0.19	$(0.52)	$0.08	$(6.65)	$(6.91)
Dividends declared per share	$0.0875	$—	$—	$—	$0.0875
Weighted average shares—diluted	214	212	214	212	212

	Fiscal 2012
	First (16 weeks)	Second (12 weeks)	Third (12 weeks)	Fourth (12 weeks)	Fiscal Year (52 weeks)
Net sales	$5,296	$3,959	$4,101	$3,980	$17,336
Gross profit	$730	$549	$559	$572	$2,410
Net loss from continuing operations(4)	$(17)	$(8)	$(43)	$(42)	$(110)
Net earnings (loss)	$74	$60	$(750)	$(424)	$(1,040)
Net loss per share from continuing operations—diluted(2)	$(0.08)	$(0.04)	$(0.20)	$(0.20)	$(0.52)
Net earnings (loss) per share—diluted(3)	$0.35	$0.28	$(3.54)	$(2.00)	$(4.91)
Dividends declared per share	$0.0875	$0.0875	$0.0875	$0.0875	$0.3500
Weighted average shares—diluted	213	213	212	212	212

(1)	Results for fiscal 2013 include net charges of $303 before tax ($187 after tax, or $0.88 per diluted share), comprised of non-cash property, plant and equipment impairment charges of $227 before tax ($140 after tax, or $0.66 per diluted share), severance and labor buyout costs of $36 before tax ($23 after tax, or $0.10 per diluted share), store closure costs of $22 before tax ($13 after tax, or $0.06 per diluted share), write-off of unamortized financing costs of $22 before tax ($14 after tax, or $0.07 per diluted share) and intangible asset impairment charges of $6 before tax ($3 after tax, or $0.02 per diluted share), offset in part by a cash settlement received from credit card companies of $10 before tax ($6 after tax, or $0.03 per diluted share).
(2)	As a result of the net loss for the four quarters during fiscal 2013 and for the four quarters of fiscal 2012, all potentially dilutive shares were antidilutive and therefore excluded from the calculation of Net loss per share from continuing operations—diluted.
(3)	As a result of the net loss for the second and fourth quarters during fiscal 2013 and for the third and fourth quarters of fiscal 2012, all potentially dilutive shares were antidilutive and therefore excluded from the calculation of Net loss per share—diluted.
(4)	Results for fiscal 2012 include net charges of $107 before tax ($100 after tax, or $0.48 per diluted share), comprised of non-cash goodwill impairment charges of $92 before tax ($90 after tax, or $0.43 per diluted share), and severance-related expenses of $15 before tax ($10 after tax, or $0.05 per diluted share).

SUPERVALU INC. and Subsidiaries

SCHEDULE II—Valuation and Qualifying Accounts

(In millions)

Description	Balance at Beginning of Fiscal Year	Additions	Deductions	Balance at End of Fiscal Year
Allowance for losses on receivables:
2013	$3	11	(9)	$5
2012	4	6	(7)	3
2011	5	11	(12)	4